UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. )
Filed by Registrant ☑
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

NBT Bancorp Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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NBT Bancorp Inc.
52 South Broad Street
Norwich, New York 13815

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NBT Bancorp Inc. (“NBT”) will hold an annual meeting of shareholders at the Binghamton Holiday Inn Arena at 2-8 Hawley Street, Binghamton, New York 13901 on May 5, 2009 at 10:00 a.m. local time for the following purposes:

1.	To fix the size of the Board of Directors at eleven (Proposal 1);

2.	To elect four directors, each for a three-year term (Proposal 2);

3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2009 (Proposal 3);

4.	To vote on a shareholder proposal concerning the annual election of directors (Proposal 4); and

5.	To transact such other business as may properly come before the NBT annual meeting.

We have fixed the close of business on March 16, 2009 as the record date for determining those shareholders of NBT entitled to vote at the NBT annual meeting and any adjournments or postponements of the meeting.  Only holders of record of NBT common stock at the close of business on that date are entitled to notice of and to vote at the NBT annual meeting.

By Order of the Board of Directors of
NBT Bancorp Inc.

/s/ Daryl R. Forsythe
Daryl R. Forsythe
Chairman of the Board

Norwich, New York
March 31, 2009

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN.  EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ENVELOPE PROVIDED OR VOTE VIA THE TOLL-FREE TELEPHONE NUMBER OR VIA THE INTERNET ADDRESS LISTED ON THE PROXY CARD.  YOU MAY REVOKE ANY PROXY GIVEN IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE VOTE AT THE ANNUAL MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 5, 2009:  This Proxy Statement, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and our 2008 Annual Report are available free of charge on our website at www.nbtbancorp.com/bncp/proxy.html.

NBT Bancorp Inc.
52 South Broad Street
Norwich, New York 13815

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 5, 2009

This proxy statement and accompanying proxy card are being sent to the shareholders of NBT Bancorp Inc. (“NBT” or, the “Company”) in connection with the solicitation of proxies on behalf of the Board of Directors to be used at the 2009 annual meeting of shareholders.  This proxy statement, together with the enclosed proxy card, is being mailed to shareholders on or about March 31, 2009.

When and Where the NBT Annual Meeting Will Be Held

We will hold our annual meeting of shareholders at the Binghamton Holiday Inn Arena at 2-8 Hawley Street, Binghamton, New York 13901 on May 5, 2009 at 10:00 a.m. local time.

What Will Be Voted on at the NBT Annual Meeting

At our annual meeting, our shareholders will be asked to consider and vote upon the following proposals:

●	To fix the size of the Board of Directors at eleven (Proposal 1);

●	To elect four directors, each for a three year term (Proposal 2);

•	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2009 (Proposal 3);

●	To vote on a shareholder proposal concerning the annual election of directors (Proposal 4); and

•	To transact such other business as may properly come before the NBT annual meeting.

We may take action on the above matters at our annual meeting on May 5, 2009, or on any later date to which the annual meeting is postponed or adjourned.

We are unaware of other matters to be voted on at our annual meeting.  If other matters do properly come before our annual meeting, including consideration of a motion to adjourn the annual meeting to another time and/or place for the purpose of soliciting additional proxies, we intend that the persons named in this proxy will vote the shares represented by the proxies on such matters as determined by a majority of the Company’s Board.

Shareholders Entitled to Vote

We have set March 16, 2009, as the record date to determine which of our shareholders will be entitled to vote at our annual meeting.  Only those shareholders who held their shares of record as of the close of business on that date will be entitled to receive notice of and to vote at our annual meeting.  As of March 16, 2009, there were 32,648,251 outstanding shares of our common stock.  Each of our shareholders on the record date is entitled to one vote per share.

Vote Required to Approve the Proposals

A plurality of the shares of our common stock represented at our annual meeting, either in person or by proxy, and entitled to vote at our annual meeting will elect directors.  This means that the four nominees who receive the most votes will be elected.

The affirmative vote of a majority of the shares of our common stock represented at our annual meeting, either in person or by proxy, and entitled to vote at our annual meeting is required to approve the proposals to fix the number of directors at eleven, to ratify the Company’s independent registered public accounting firm, and to approve the shareholder proposal concerning the annual election of directors.

Our Board urges our shareholders to complete, date and sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope or to vote by telephone or via the Internet.  Broker non-votes will not be counted as a vote cast or entitled to vote on any matter presented at the annual meeting.  Abstentions will be counted in determining the number of shares represented and entitled to vote and will have the effect of a vote cast “against” Proposal 1, Proposal 3 and Proposal 4.

Number of Shares that Must Be Represented for a Vote to Be Taken

In order to have a quorum, a majority of the total voting power of our outstanding shares of common stock entitled to vote at our annual meeting must be represented at the annual meeting either in person or by proxy. Abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum for the transaction of business.

Voting Your Shares

Our Board is soliciting proxies from our shareholders.  This will give you an opportunity to vote at our annual meeting without having to attend.  When you deliver a valid proxy, the shares represented by that proxy will be voted by a named agent in accordance with your instructions.

If you are a record holder and vote by proxy but make no specification on your proxy card that you have otherwise properly executed, the named agent may vote the shares represented by your proxy:

●	FOR fixing the number of directors at eleven (Proposal 1);

●	FOR electing the four persons nominated by our Board as directors (Proposal 2);

•	FOR ratifying the appointment of KPMG LLP as our independent registered public accounting firm (Proposal 3); and

•	AGAINST the shareholder proposal concerning the annual election of directors (Proposal 4).

If you are a shareholder whose shares are registered in your name, you may vote your shares by using one of the following four methods:

Mail.  To grant your proxy by mail, please complete your proxy card and sign, date and return it in the enclosed envelope. To be valid, a returned proxy card must be signed and dated.

Telephone.  If you hold NBT common stock in your own name and not through a broker or other nominee, you can vote your shares of NBT common stock by telephone by dialing the toll-free telephone number 1-800-690-6903. Telephone voting is available 24 hours a day until 11:59 p.m. local time on May 4, 2009.  Telephone voting procedures are designed to authenticate shareholders by using the individual control numbers on your proxy card.   If you vote by telephone, you do not need to return your proxy card.

Via the Internet.  If you hold NBT common stock in your own name and not through a broker or other nominee, you can vote your shares of NBT common stock electronically via the Internet at www.proxyvote.com.  Internet voting is available 24 hours a day until 11:59 p.m. local time on May 4, 2009.  Internet voting procedures are designed to authenticate shareholders by using the individual control numbers on your proxy card. If you vote via the Internet, you do not need to return your proxy card.

In person.  If you attend the annual meeting in person, you may vote your shares by completing a ballot at the meeting. Attendance at the annual meeting will not by itself be sufficient to vote your shares; you still must complete and submit a ballot at the annual meeting.

If your shares are registered in the name of a bank or brokerage firm you will receive instructions from your holder of record that must be followed in order for the record holder to vote the shares per your instructions.  Many banks and brokerage firms have a process for their beneficial holders to provide instructions over the telephone or via the Internet.  If you hold shares through a bank or brokerage firm and wish to be able to vote in person at the meeting, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspector of elections with your ballot.

Changing Your Vote

Any NBT shareholder of record giving a proxy may revoke the proxy at any time before the vote at the annual meeting in one or more of the following ways:

●	Delivering a written notice of revocation to the Secretary of NBT bearing a later date than the proxy;

●	Submitting a later dated proxy by mail, telephone or via the Internet; or

●	Appearing in person and submitting a later dated proxy or voting at the annual meeting.

Attendance at the annual meeting will not by itself constitute a revocation of a proxy; to revoke your proxy, you must complete and submit a ballot at the annual meeting or submit a later dated proxy.

You should send any written notice of revocation or subsequent proxy to NBT Bancorp Inc., 52 South Broad Street, Norwich, New York 13815, Attention: Corporate Secretary, or hand deliver the notice of revocation or subsequent proxy to the Corporate Secretary at or before the taking of the vote at the annual meeting. You may also revoke your proxy by telephone or via the Internet by giving a new proxy over the telephone or the Internet prior to 11:59 p.m. on May 4, 2009.

If you hold shares through a bank or brokerage firm, you must contact that firm to revoke any prior voting instructions.  You may also vote in person at the annual meeting if you obtain a legal proxy as described above.

Solicitation of Proxies and Costs

We will bear our own costs of soliciting of proxies.  We will reimburse brokerage houses, fiduciaries, nominees and others for their out-of-pocket expenses in forwarding proxy materials to owners of shares of our common stock held in their names.  In addition to the solicitation of proxies by use of the mail, we may solicit proxies from our shareholders by directors, officers and employees acting on our behalf in person or by telephone, facsimile or other appropriate means of communications.  We will not pay any additional compensation, except for reimbursement of reasonable out-of-pocket expenses, to our directors, officers and employees in connection with the solicitation.  You may direct any questions or requests for assistance regarding this proxy statement to Michael J. Chewens, Senior Executive Vice President of NBT, by telephone at (607) 337-6520 or by e-mail at mjchewens@nbtbci.com.

Annual Report

A copy of the Company’s 2008 Annual Report accompanies this Proxy Statement.  NBT is required to file an annual report on Form 10-K for its 2008 fiscal year with the Securities and Exchange Commission (the “SEC”).  Shareholders may obtain, free of charge, a copy of the Form 10-K by writing to: NBT Bancorp Inc., 52 South Broad Street, Norwich, New York 13815, Attention: Corporate Secretary.  Our annual report on Form 10-K is available on our website, www.nbtbancorp.com.

REGARDLESS OF THE NUMER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO US. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE BY TELEPHONE OR VIA THE INTERNET USING THE TELEPHONE NUMBER OR THE INTERNET ADDRESS ON YOUR PROXY CARD.

PROPOSAL 1

SIZE OF THE BOARD OF DIRECTORS

Our Bylaws provide for a Board consisting of a number of directors, not less than five nor more than twenty-five, as shall be designated by our shareholders as of each annual meeting.  Our Board is presently comprised of eleven members. The Board has proposed that the shareholders vote to fix the number of directors constituting the full Board at eleven members.

The Board of Directors unanimously recommends that shareholders vote “FOR” fixing the size of the Board of Directors at eleven members.

PROPOSAL 2

ELECTION OF DIRECTORS

At the annual meeting, four directors will be elected to serve a three year term until each such director’s successor is elected and qualified or until the director’s earlier death, resignation or removal.  The Board currently consists of eleven members and is divided into three classes.  The term of only one class of directors expires in each year, and their successors are elected for terms of up to three years and until their successors are elected and qualified.  Messrs. Dietrich, Mitchell, Nasser and Murphy, whose terms expire at the 2009 annual meeting, have been nominated to stand for re-election at the 2009 annual meeting for terms expiring in 2012.

As of the 2008 annual meeting, Dr. Peter B. Gregory, Mr. Paul D. Horger and Ms. Janet H. Ingraham retired from the Board.  The Board greatly appreciates their service and contributions to the success of the Company and NBT Bank (the “Bank”).

The persons named in the enclosed proxy intend to vote the shares of our common stock represented by each proxy properly executed and returned to us FOR election of the aforementioned nominees as directors, but if the nominees should be unable to serve, they will vote such proxies for those substitute nominees as our Board shall designate to replace those nominees who are unable to serve.  Our Board currently believes that each nominee will stand for election and will serve if elected as a director.  Assuming the presence of a quorum at the annual meeting, the four director nominees for the class of directors whose term expires at the 2012 annual meeting will be elected by a plurality of the votes cast by the shares of common stock entitled to vote at the annual meeting and present in person or represented by proxy.  This means that the four nominees who receive the most votes will be elected.  There are no cumulative voting rights in the election of directors.

BENEFICIAL OWNERSHIP AND RELATED INFORMATION FOR NOMINEES,
CONTINUING DIRECTORS AND NON-DIRECTOR EXECUTIVE OFFICERS

The following table contains stock ownership and other information on the nominees for election for the terms as shown, our directors and our non-director executive officers:

Name	Age at 12/31/08	Principal Occupation During Past Five Years and Other Directorships	Director Since	Number of Common Shares Beneficially Owned on 12/31/08		Percent of Shares Outstanding

Nominees with terms expiring in 2012:

Martin A. Dietrich	53	CEO of NBT since January 2006;	2005	41,192	(1)
		President of NBT since January 2004;		848	(1) (a)
		President and CEO of NBT Bank since		24,352	(1) (b)
		January 2004; President and Chief Operating		10,953	(2)
		Officer of NBT Bank from September 1999		158,844	(4)
		to December 2003		6,000	(c)
		Directorships:		755	(g)
		Preferred Mutual Insurance Company		242,944		*
		Chenango Memorial Hospital Board of Trustees
		United Health Services
		Independent Bankers Association of New York
		New York Bankers Association
		Pennstar Bank since 2004
		NBT Bank since 2001

John C. Mitchell	58	Consultant, Blue Seal Feeds Inc.	1994	27,301	(1) (e)
		President and CEO of I.L. Richer Co. (agri. business)		3,097	(2)
		from 1979 to 2008		8,287	(3)
		Directorships:		38,685		*
		Preferred Mutual Insurance Company
		NY Agridevelopment Corporation
		Delaware Otsego Corporation
		NBT Bank since 1993

Joseph G. Nasser	51	Accountant, Nasser & Co.	2000	43,162	(1) (f)
		Directorships:		415	(1) (a)
		Pennstar Bank since 1999		11,449	(2)
				1,230	(3)
				56,256		*

Michael M. Murphy	47	President & Owner, Red Line Towing Inc.	2002	8,539	(1)
		Directorships:		50	(2)
		Pennstar Bank since 1999		3,630	(3)
				12,219		*

Continuing Directors with terms expiring in 2011:

Richard Chojnowski	66	Electrical contractor (sole proprietorship)	2000	7,613	(1)
		Directorships:		264,353	(2)
		Pennstar Bank since 1994		9,330	(3)
				281,296		*

Joseph A. Santangelo	56	President and CEO – Arkell Hall Foundation Inc.	2001	9,477	(1) (f)
		Directorships:		4,808	(2)
		NBT Bank since 1991		8,080	(3)
				22,365		*

Continuing Directors with terms expiring in 2010:

Daryl R. Forsythe	65	Chairman of NBT since January 2004;	1992	118,260	(1) (f)
		Chairman of NBT Bank since January 2004;		1,842	(1) (a)
		Chairman and CEO of NBT from January 2004 to		9,369	(2)
		December 2005; Chairman, President and CEO of NBT		5,000	(3)
		From April 2001 to December 2003; Chairman and		134,471		*
		CEO of NBT Bank from September 1999 to
		December 2003; President and CEO of NBT and
		NBT Bank from January 1995 to April 2001 and
		September 1999, respectively
		Directorships:
		Security Mutual Life Ins. Co. of NY
		New York Central Mutual Fire Insurance Co.
		New York Business Development Corp.
		NBT Bank since 1988

William C. Gumble	71	Retired attorney-at-law; County Solicitor and	2000	96,607	(1)
		District Attorney of Pike County, PA		9,288	(3)
		Directorships:		105,895		*
		Pennstar Bank since 1985

William L. Owens	59	Partner, law firm of Stafford, Owens, Piller, Murnane &	1999	13,696	(1)
		Trombley, PLLC		6,487	(3)
		Directorships:		20,183		*
		Mediquest, Inc.
		Champlain Valley Health Network Inc.
		NBT Bank since 1995

Patricia T. Civil	59	Retired Managing Partner, PricewaterhouseCoopers LLP	2003	7,594	(1)
		Directorships:		5,830	(3)
		Unity Mutual Life Insurance Company		13,424		*
		SRC Inc.
		Anaren Inc.

Robert A. Wadsworth	60	Chairman of Preferred Mutual Insurance Co.	2006	3,999	(1)
		CEO of Preferred Mutual Insurance Co. from 1997 to 2008		1,318	(3)
		Directorships:		164,041	(d)
		Preferred Mutual Insurance Company		169,358		*
		Preferred Services Corp.
		Preferred of New York Inc.
		Excess Reinsurance Company
		Guilderland Reinsurance Company
		NBT Bank since 2005

Executive Officers of NBT Bancorp Inc. other than Directors who are Officers:

Name	Age	Present Position and Principal Position During Past Five Years	Number of Common Shares Beneficially Owned on 12/31/08		Percent of Shares Outstanding

Michael J. Chewens	47	Senior Executive Vice President, Chief Financial Officer	14,225	(1)
		of NBT and NBT Bank since January 2002; EVP, CFO	15,558	(1) (b)
		of same 1999-2001; Secretary of NBT and NBT Bank	55,022	(4)
		since December 2000	84,805		*

David E. Raven	46	President of Retail Banking of NBT Bank since July 2006;	19,034	(1) (f)
		President and Chief Executive Officer of Pennstar Bank	15,921	(1) (b)
		Division since August 2005; President and Chief	66,320	(4)
		Operating Officer of Pennstar Bank Division from	101,275		*
		August 2000 to August 2005; Sales and Administration,
		September 1999 – August 2000

Jeffrey M. Levy	47	Executive Vice President, President of Commercial	7,550	(1)
		Banking of NBT Bank since December 2006; Capital	1,915	(1) (b)
		Region President since August 2005; Manager New York	28,400	(4)
		State Government Banking at M & T Bank, January	37,865		*
		2004 – August 2005; President of the Capital District,
		Commercial Banking at M & T Bank, January 2001 –
		December 2003

As of December 31, 2008, all directors and executive officers listed above as a group beneficially owned 1,321,041 or 4.05 % of total shares outstanding as of December 31, 2008, including shares owned by spouses, certain relatives and trusts, as to which beneficial ownership may be disclaimed, and options exercisable within sixty days of December 31, 2008.

NOTES:
(a)
The information under this caption regarding ownership of securities is based upon statements by the individual nominees, directors, and officers and includes shares held in the names of spouses, certain relatives and trusts as to which beneficial ownership may be disclaimed.  These indirectly held shares total 3,105 for the spouses, minor children and trusts.

(b)	In the case of officers and officers who are directors, shares of our stock held in NBT Bancorp Inc. 401(k) and Employee Stock Ownership Plan as of December 31, 2008 totaling 57,746 are included.
(c)	Martin A. Dietrich is a named beneficiary of his mother’s estate, which includes 6,000 shares.
(d)	Preferred Mutual Insurance Company, of which Robert A. Wadsworth serves as Chairman, owns 164,041 shares.
(e)
Does not include 5,000 shares owned by The Adelbert L. Button Charitable Foundation, for which Mr. Mitchell serves as a trustee, but in which all investment and disposition discretion over the shares has been granted to NBT Bank, N.A., as trustee.

(f)
Includes shares pledged as security for an obligation, such as pursuant to a loan arrangement or agreement or margin account agreement for the following directors and officers: Daryl R. Forsythe 75,000 shares; Joseph G. Nasser 2,800 shares; Joseph A. Santangelo 7,544 shares; and David E. Raven 5,000 shares.

(g)	Martin A. Dietrich is the custodian for a minor.

(1)	Sole voting and investment authority.
(2)	Shared voting and investment authority.
(3)	Shares under option from the NBT 2001 Non-Employee Director, Divisional Director and Subsidiary Director Stock Option Plan, which are exercisable within sixty days of December 31, 2008.
(4)	Shares under option from the NBT 1993 Stock Option Plan, which are exercisable within sixty days of December 31, 2008.
(*)           Less than 1%.

The Board of Directors unanimously recommends that shareholders vote “FOR” the election of all of its director nominees.

BENEFICIAL OWNERSHIP OF PRINCIPAL HOLDERS OF VOTING SECURITIES OF NBT

The following table sets forth information as of February 14, 2009 with respect to the beneficial ownership of common stock by any person or group as defined in Section 13(d)(3) of the Exchange Act who is known to the Company to be the beneficial owner of more than five percent of the Common Stock.

Name and Addresses of Beneficial Owners	Number of Shares; Nature of Beneficial Ownership (1)	Percent of Common Stock Owned
Barclays Global Investors, NA 400 Howard Street San Francisco, CA 94105	1,753,457 (2)	5.39%
_____________
(1)
Based on information in the most recent Schedule 13D or 13G filed with the Securities and Exchange Commission pursuant to the Exchange Act, unless otherwise indicated.  In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Common Stock if such person has or shares voting power and/or investment power with respect to the security, or has the right to acquire beneficial ownership at any time within 60 days from February 14, 2009.  As used herein, “voting power” includes the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares.

(2)
Barclays Global Investors, NA reports that it has sole dispositive and sole voting power over 1,753,457 and 1,662,866 shares, respectively, which includes beneficial ownership of entities and individuals affiliated with Barclays Global Investors, NA, including Barclays Global Fund Advisors.  All securities over which Barclays Global Investors, NA reports that it has sole dispositive or sole voting power are held in trust accounts for the economic benefit of the beneficiaries of those accounts.

CORPORATE GOVERNANCE

The business and affairs of the Company are managed under the direction of the Board of Directors.  Members of the Board are kept informed of the Company’s business through discussions with the Company’s executive officers, by reviewing materials provided to them and by participating in meetings and strategic planning sessions of the Board and its committees.  The Board has adopted corporate governance practices and policies which the Board and senior management believe promote sound and effective corporate governance.

Director Independence

Based on a review of the responses of the directors to questions regarding employment and compensation history, affiliations and family and other relationships and on individual discussions with directors, the full Board has determined that all directors, excluding Mr. Dietrich, meet the standards of independence set forth by the NASDAQ Stock Market.  In making this determination, the Board considered transactions and relationships between each director or his or her immediate family and the Company and its subsidiaries, including those reported under “Compensation Committee Interlocks and Insider Participation” and “Certain Relationships and Related Party Transactions” below.  Mr. Dietrich is not independent because he is the President and Chief Executive Officer of the Company.

The independent members of the Board meet at least twice annually in an executive session where non-independent directors and management are excused.  John Mitchell, who serves as chairman of the Nominating and Corporate Governance Committee, currently chairs these executive sessions.

Code of Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all employees, as well as each member of the Company’s Board of Directors. The Code of Business Conduct and Ethics is available at the Company’s website at www.nbtbancorp.com/bncp/corporategov.html.

Board Policy Regarding Communications with the Board

The Board of Directors maintains a process for shareholders to communicate with the Board of Directors.  Shareholders wishing to communicate with the Board of Directors should send any communication to Corporate Secretary, NBT Bancorp Inc., 52 South Broad Street, Norwich, New York 13815.  Any such communication must state the name of and the number of shares beneficially owned by the shareholder making the communication. The Corporate Secretary will forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is directed unless the communication is unduly hostile, threatening, illegal or similarly inappropriate.  At each Board meeting, a member of management presents a summary of all communications received since the last meeting that were not forwarded and makes those communications available on request.

Director Attendance at Board Meetings and Annual Meetings

During fiscal 2008, the Board held seven meetings.  Each incumbent director attended at least 75% of the aggregate of (i) the total number of meetings of the Board held during the period that the individual served and (ii) the total number of meetings held by all committees of the Board on which the director served during the period that the individual served.  In addition, directors are expected to attend our annual meeting of shareholders.  All directors were in attendance at the 2008 annual meeting, and we expect that all directors will be present at the 2009 annual meeting.

Committees of the Board of Directors

Our Board has a number of standing committees, including a Nominating and Corporate Governance Committee, Audit and Risk Management Committee and Compensation and Benefits Committee.  The Board has determined that all of the directors who serve on these committees are independent for purposes of NASDAQ Rule 4200 and that the members of the Audit and Risk Management Committee are also “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”).  A description of each of these committees follows:

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are John C. Mitchell (Chair), Richard Chojnowski, William C. Gumble, Joseph A. Santangelo and Robert A. Wadsworth. The Committee is responsible for determining the qualification of and nominating persons for election to the Board of Directors, including (if applicable) shareholder nominations that comply with the notice procedures set forth by SEC rules and the Company’s Bylaws.  The Committee also formulates our corporate governance guidelines and functions to insure successful development of management at the senior level and succession planning, as applicable.  The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, a copy of which is available on the NBT Bancorp website at www.nbtbancorp.com/bncp/corporategov.html.  This Committee met three times in 2008.

The Board of Directors believes that it should be comprised of directors who possess the highest personal and professional ethics, integrity, and values, and who shall have demonstrated exceptional ability and judgment and who shall be most effective in representing the long-term interests of the shareholders.

When considering candidates for the Board of Directors, the Nominating and Corporate Governance Committee takes into account the candidate’s qualifications, experience and independence from management.  In addition, in accordance with the Company’s Bylaws:

●
Every director must be a citizen of the United States and have resided in the State of New York, or within two hundred miles of the principal office of the company, for at least one year immediately preceding the election;

●	Each director must own $1,000 aggregate book value of the Company’s common stock; and

●	No person shall be eligible for election or re-election as a director if they shall have attained the age of 70 years.

When seeking candidates for director, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management or others.  The Committee also has the authority to retain any search firm to assist in the identification of director candidates.  The Committee will review the qualifications and experience of each candidate.  If the Committee believes a candidate would be a valuable addition to the Board, it will recommend to the full Board that candidate’s election.

The Company’s Bylaws also permit shareholders eligible to vote at the annual meeting to nominate director candidates, but only if such nominations are made pursuant to timely notice in writing to the President of NBT.  To be timely, notice must be delivered to, or mailed to and received at, the principal executive offices of NBT within 10 days following the day on which public disclosure of the date of any annual meeting called for the election of directors is first given.  The Nominating and Corporate Governance Committee will consider candidates for director suggested by shareholders applying the criteria for candidates described above and considering the additional information required by Article III, Section 3 of the Company’s Bylaws, which must be set forth in a shareholder’s notice of nomination.  Article III, Section 3 of the Company’s Bylaws requires that the notice include: (a) as to each person whom the shareholder proposes to nominate for election as a director, (i) the name and address of such person and (ii) the principal occupation or employment of such person; and (b) as to the shareholder giving notice (i) the name and address of such shareholder, (ii) the number of shares of the Company that will be voted for the proposed nominee by such shareholder (including shares to be voted by proxy) and (iii) the number of shares of the Company which are beneficially owned by such shareholder.

Audit and Risk Management Committee

The Audit and Risk Management Committee represents our Board in fulfilling its statutory and fiduciary responsibilities for independent audits of NBT’s consolidated financial statements, including monitoring accounting and financial reporting practices and financial information distributed to shareholders and the general public. The Committee members are identified in the Audit and Risk Management Committee Report on page 36.  Directors on our Audit and Risk Management Committee meet the expanded independence requirements of audit committee members.  In addition, our Board of Directors has determined that Ms. Civil is an “audit committee financial expert” as that term is defined in NASDAQ Marketplace Rule 4350(d)(2)(A) and the rules of the SEC.

This Committee met four times in 2008.  Responsibilities and duties of this Committee are discussed more fully in the Audit and Risk Management Committee Report on page 36 and in the Committee’s charter, which is available on the Company’s website at www.nbtbancorp.com/bncp/corporategov.html.

Compensation and Benefits Committee

Directors William L. Owens (Chair), Patricia T. Civil, William C. Gumble, Michael M. Murphy, Joseph G. Nasser, and Joseph A. Santangelo constitute the Company’s Compensation and Benefits Committee. All of the Committee members are independent directors, as determined by the Board, and as such term is defined in the NASDAQ Marketplace Rules as they apply to the Company.

The Committee is responsible for the development, oversight and administration of the Company’s compensation program. The Committee works closely with the Company’s CEO and Executive Vice President of Human Resources to implement our compensation program. In addition, the Committee sometimes works in executive sessions without Company management present.

The Committee regularly reviews our compensation practices and policies and recommends to the Board of Directors the compensation and benefits for the CEO, directors and executive management team, including the named executive officers.  In making compensation recommendations to the Board of Directors for the named executive officers, the Committee relies substantially on the recommendations of the CEO and, in the case of the CEO’s compensation, upon the recommendation of the Chairman of the Board. The Committee generally determines the compensation for the named executive officers at its December meeting preceding the commencement of the fiscal year in which the compensation will be paid or earned or in January of such fiscal year.

The Committee has engaged Mercer Human Resources Consulting, (“Mercer”) a global human resources consulting firm, to conduct an annual review of the Company’s executive compensation program.  Mercer is charged with comparing all elements of the Company’s executive compensation program to external, objective benchmarks in order to assess the competitiveness of the Company’s total compensation.  Two competitive markets are compared - the broader banking industry and peer group data.  In addition to a competitive analysis, Mercer performs a pay for performance alignment analysis based on a few macro-financial metrics.  These measures provide information regarding compensation paid by our competitors and the broader banking industry taking into consideration size, asset growth, earnings growth and stewardship of capital.  Mercer provides the Committee with relevant market data and alternatives to consider in its executive compensation decision-making.  The Committee reviews information provided by Mercer to determine the appropriate level and mix of short and long-term incentive compensation and cash and equity-based compensation.

The CEO’s compensation reflects the Committee’s evaluation of his performance measured against the following criteria: (i) implementation of the Company’s short and long-term strategies; (ii) financial and operating performance; (iii) management development; (iv) customer service; and (v) leadership in positioning the Company to meet the significant operational and regulatory challenges of the evolving financial services industry.  The Committee may use its discretion to deviate from or modify compensation policies and recommendations, but does so rarely, and typically, only in unusual circumstances.

The Committee also administers the Company’s pension plan, 401(k) & ESOP, the directors’ and officers’ stock option plans, the deferred and performance share stock plans as well as the 2008 Omnibus Incentive Plan (the “Omnibus Plan”).  Pursuant to the terms of the Company’s Omnibus Plan, the Committee may delegate its authority to grant awards under such plan to a member of the Board and the Committee has granted such authority, within certain defined limits, to Mr. Dietrich.  A charter that reflects these responsibilities and delegated authority, which the Committee and the Board periodically review and revise, governs the Committee. A copy of the charter appears on the Company’s website at www.nbtbancorp.com/bncp/corporategov.html.  The Committee met four times in 2008.

Policy on Recovery of Awards

The Company does not currently have a policy with respect to the recovery of awards when the performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment.

Director Compensation

In 2008, the Company’s non-employee directors received fees according to the following schedule:

Annual Retainer:	Cash (Chairman of the Board) - $0
Cash (Director) - $5,000
Restricted Stock (Chairman of the Board) - $50,000
Restricted Stock (Director) - $10,000
Deferred Stock (Chairman of the Board) - 600 Shares
Deferred Stock (Director) - 400 Shares

Board Meetings:	Chairman of the Board - $1,000 per meeting
Director - $900 per meeting

Telephonic Board Meetings:	Chairman of the Board - $1,000 per meeting
Director - $900 per meeting

Committee Meetings:	Committee Member - $600 per meeting
Committee Chairperson - $900 per meeting
Chairman of the Board - $1,000 per meeting for which he is a member

Common Stock Options:	Chairman – 5,000 shares (i) multiplied by the number of board meetings attended during the year and (ii) divided by the number of meetings held during the year

Member – 1,000 shares (i) multiplied by the number of board meetings attended during the year and (ii) divided by the number of meetings held during the year

The restricted stock and the deferred stock awards were issued pursuant to the NBT Bancorp Inc. Non-Employee Directors Restricted and Deferred Stock Plan.  The restricted stock awarded to Directors vests one-third annually beginning on the first anniversary of the grant date and the restricted stock awarded to the Chairman of the Board vests 50% annually beginning on the first anniversary of the grant date.  The deferred stock vests fully upon the award date but issuance of shares is delayed until the respective director leaves the Board.  Options were issued pursuant to the NBT Bancorp Inc. Non-Employee Director, Divisional Director and Subsidiary Director Stock Option Plan and each grant vests 40% after one year, 20% annually for the following three years.  In addition to the fees set forth above, committee members receive an additional $900 per meeting for meetings held at the request of management for the purpose of discussing Board related matters.

Mr. Forsythe serves as the Company’s Chairman under an agreement that was entered into in 2003, when he was also serving as the Company’s President and CEO.  Pursuant to this agreement, commencing January 1, 2006 and continuing as long as Mr. Forsythe is a member of the Board of Directors, he will serve as Chairman of the Company.  In addition to the fees set forth above, pursuant to his agreement, Mr. Forsythe is also entitled to be reimbursed for dues and assessments (including initiation fees) incurred in relation to his country club membership. Mr. Forsythe has also agreed that for one year after the termination of his agreement, he will not directly or indirectly compete with the Company or the Bank.  Under the agreement, during the term of his tenure with the Company, Mr. Forsythe may not disclose confidential information about the Company or its subsidiaries to any other person or entity.

The following table provides information about the compensation paid to the Company’s non-employee directors in 2008.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Awards ($) (1) (2)	Stock Option Awards ($) (3) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
(a)	(b)	(c)	(d)	(f)	(g)	(h)
Daryl R. Forsythe	$26,300	$92,665	$19,872		$26,304	$165,141

Richard Chojnowski	$25,900	$23,305	$8,201		$5,397	$62,803

Patricia T. Civil	$29,200	$23,298	$8,586	$10,830	$2,941	$74,855

Dr. Peter B. Gregory	$7,200	$1,556	$2,772		$3,641	$15,169

William C. Gumble (7)	$24,100	$24,832	$10,829		$5,684	$65,445

Paul D. Horger	$6,900	$1,556	$2,772	$19,578	$610	$31,416

Janet H. Ingraham	$6,300	$1,563	$2,772	$675	$610	$11,920

John C. Mitchell	$24,100	$23,298	$9,835		$5,520	$62,753

Michael M. Murphy	$27,100	$23,298	$8,388		$6,093	$64,879

Joseph G. Nasser	$29,800	$23,298	$8,053		$2,654	$63,805

William L. Owens	$27,100	$23,298	$8,200		$6,093	$64,691

Joseph A. Santangelo	$26,800	$23,298	$8,201		$2,941	$61,240

Robert A. Wadsworth	$21,400	$20,635	$5,722	$3,291	$1,865	$52,913

NOTES:
(1)
The amounts in column (c) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”), disregarding any estimates of forfeitures due to service-based vesting conditions.  Assumptions used in the calculation of these amounts are included in footnote #17 to the Company’s audited financial statements for the fiscal year ended December 31, 2008.  As of December 31, 2008, each director held the following number of unvested restricted shares: Daryl R. Forsythe 3,276; Richard Chojnowski 1,238; Patricia T. Civil 1,238; William C. Gumble 1,238; John C. Mitchell 1,238; Michael M. Murphy 1,238; Joseph G. Nasser 1,238; William L. Owens 1,238; Joseph A. Santangelo 1,238; and Robert A. Wadsworth 1,180.

(2)	All director restricted stock awards granted for fiscal year ending December 31, 2008 were issued as of May 1, 2008 and the per share fair market value was $23.16.
(3)
The amounts in column (d) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with the SFAS No. 123R.  Assumptions used in the calculation of these amounts are included in footnote #17 to the Company’s audited financial statements for the fiscal year ended December 31, 2008.  As of December 31, 2008, each director held the following number of unvested/vested and unexercised option awards: Daryl R. Forsythe 10,000 unvested and 5,000 vested; Richard Chojnowski 3,426 unvested and 9,204 vested; Patricia T. Civil 3,676 unvested and 5,704 vested; Dr. Peter B. Gregory 11,068 vested; William C. Gumble 3,417 unvested and 9,171 vested; Paul D. Horger 9,130 vested; Janet H. Ingraham 8,330 vested; John C. Mitchell 4,220 unvested and 8,147 vested; Michael M. Murphy 3,526 unvested and 3,504 vested; Joseph G. Nasser 3,396 unvested and 1,104 vested; William L. Owens 3,426 unvested and 6,361 vested; Joseph A. Santangelo 3,426 unvested and 7,954 vested; and Robert A. Wadsworth 2,934 unvested and 1,276 vested.

(4)	All director stock option awards granted for fiscal year ending December 31, 2008 were issued as of May 1, 2008 and the per share fair market value was $5.76.
(5)	Figures in the change in pension value and nonqualified deferred compensation earnings represent earnings for fiscal year ending December 31, 2008 on deferred directors’ fees.
(6)
All other compensation includes: cash dividends received on restricted stock and deferred stock granted pursuant to the Non-Employee Directors’ Restricted and Deferred Stock Plan for all directors totaling $28,891; health and/or dental/vision insurance offered through the Company for nine Directors, the Company’s associated premium costs totaled $25,503; $13,086 for annual premiums paid to provide long-term care insurance for the benefit of Mr. Forsythe and his spouse; and $2,874 for the dollar value of split dollar life insurance premiums paid during the 2008 fiscal year on behalf of Mr. Forsythe.

(7)
During 2008 Mr. Gumble also received two cash payments of $10,000 and $15,000 made pursuant to the L.A. Bank, N.A. Executive and the L.A. Bank, N.A. Director Defined Benefit Plans, respectively.  These payments are not included in the Director Compensation table.

NBT BANCORP BOARD OF DIRECTORS

COMPENSATION DISCUSSION AND ANALYSIS

This section provides a discussion and an analysis of our executive compensation philosophy, guidelines and programs. The discussion and analysis is presented to give our shareholders a clear and comprehensive picture of our executive compensation.  For a full understanding of the information presented, you should read and consider the following narrative discussion, together with the information in the tables below and the narratives and footnotes that accompany the tables, as well as the Compensation and Benefits Committee Report included in this Proxy Statement. In this discussion, we refer to the Company’s Chief Executive Officer (the “CEO”), its Chief Financial Officer (the “CFO”), and the other individuals included in the Summary Compensation Table on page 22 as the Company’s “named executive officers”.

Guiding Principles and Policies

The primary objectives of the Company’s executive compensation program are:

●	To attract and retain talented senior executives.

●	To motivate senior executives by rewarding them for outstanding corporate and individual performance.

The following fundamental principles underlie the Company’s executive compensation program:

●	Executive compensation should be closely aligned with both short-term and long-term shareholder interests.

●	Executive compensation should appropriately reflect performance related to the achievement of corporate and individual goals.

●	Executives should be required to build and maintain significant equity investments in the Company.

●	Executive compensation should be determined by a committee composed entirely of independent directors having sufficient resources to do its job, including access to independent, qualified experts.

Setting Executive Compensation

Benchmarking with Peer Companies

The Compensation and Benefits Committee analyzes and uses, compensation data from other companies provided by Mercer in making compensation decisions.  The comparative data is derived from a peer group comprised of community-based banking organizations, primarily in the Northeast, with asset size and markets similar to the Company’s, and against which the Committee believes that the Company competes for executive talent.  The peer group, which the Committee periodically reviews, consisted of the following companies for 2008: Berkshire Hills Bancorp, Inc., Community Bank Systems, Inc., First Commonwealth Financial Corporation, FNB Corporation, First Niagara Financial Group, Inc., Harleysville National Corporation, National Penn Bancshares, Inc., Northwest Bancorp, Inc., Provident New York Bancorp, S&T Bancorp, Inc., Tompkins Financial Corporation, and TrustCo Bank Corp NY.

The Committee generally sets total compensation (base salary, annual incentive and long-term incentive opportunity) for the named executive officers at median market levels within this peer group.  In some situations, the Committee may vary from this practice, based upon factors such as market competition, the urgency of the Company’s need to fill a position, and a candidate’s skill, experience, expertise and performance history.  In 2008, total direct compensation for the named executive officers in the aggregate approximates the median market levels.

Components of Executive Compensation

During 2008, the Company’s executive compensation program consisted of base salary, short-term cash incentives and long-term equity based incentives together with benefit plans, perquisites and personal benefits, and for certain of the named executive officers, post-termination pay. In 2008, base salary, cash incentive pay and long-term equity based compensation comprised 86%, 88%, 88%, and 89% of the aggregate compensation of Messrs. Dietrich, Chewens, Raven, and Levy, respectively.  The Company believes that this compensation mix accurately reflects the principles and objectives described in this Compensation Discussion and Analysis.

The table below sets forth the components of the Company’s executive compensation program, why we pay each component and identifies the tables that provide detailed information about each component.

Executive Compensation Overview

Compensation Component	Description	Purpose	Detailed Information
Base Salary	Pay for skill and experience.	• Required for market competitiveness.	Summary Compensation Table
Executive Incentive Compensation Program	Annual rewards for achievement of superior performance with respect to critical annual business goals.	• Market competitive practice. • Focuses named executive officers on annual goals that link them to Company performance.	Summary Compensation Table Grants of Plan-Based Awards Table
Performance Share Plan	Long-term compensation linked to Company stock price performance.
•  Equity grants provide a competitive long-term incentive to named executive officers in direct alignment with shareholder interests.
•  The use of performance-accelerated restricted stock not only aligns named executive officers with shareholders, but also serves as an effective retention device.

Summary Compensation Table Grants of Plan-Based Awards Table Outstanding Equity Awards at Fiscal Year-End Table Option Exercises and Stock Vested Table
Stock Options	Long-term compensation linked to Company stock price performance.	• Link award to stock appreciation.	Summary Compensation Table Grants of Plan-Based Awards Table Outstanding Equity Awards at Fiscal Year-End Table Option Exercises and Stock Vested Table

Retirement Benefits
Named executive officers participate in a defined benefit pension plan, a 401(k) & ESOP tax qualified defined contribution plan, and for some named executive officers, Supplemental Executive Retirement Plan, or SERP, which is a non- tax qualified retirement plan.
		• Defined benefit pension plan and 401(k) & ESOP are part of the Company’s broad-based employee pay program. • Market competitive practice.	Summary Compensation Table Pension Benefits Table Nonqualified Deferred Compensation Table
Perquisites and Other Personal Benefits	Benefits include automobiles, life and disability insurance, relocation expenses and other perquisites. Eligibility for each perquisite varies.	• These benefits are designed to encourage continuity in executive leadership and remain market competitive.	Summary Compensation Table
Termination & Severance Pay	Named executive officers have employment agreements providing post-termination compensation. Named executive officers also have Change-in-Control (“CIC”) agreements.
•  Market competitive practice.
•  Employment agreements assist in attracting and retaining the named executive officers.
•  CIC arrangements provide continuity of management in the event of an actual or threatened change-in-control of the Company.
Potential Payments Upon Termination or Change in Control Table

Base Salary

The Committee reviews executive base salaries annually.  Base salary is intended to recognize the value of the executive’s position and to be market competitive.  All current named executive officers serve pursuant to employment agreements that provide for a minimum base salary that may not be reduced without their consent. In establishing the fiscal 2008 salary for each executive, the Committee considered:

●	the officer’s responsibilities, qualifications and experience;

●	the officer’s overall financial and operational achievements, as well as the performance of the business or function for which the individual is responsible;

●	the officer’s role in leading or helping implement our short-term and long-term strategies;

●	the market for individuals with the relevant skills, experience and expertise and the competitiveness of the executive compensation program in relationship to relative company peers; and

•	prevailing interest rates and other conditions in the financial markets.

For 2008, the base salaries for the named executive officers, upon recommendation by the CEO and as determined by the Committee, were in line with market surveys for financial institutions within our asset size and in our geographic area.  The base salary for each of the named executive officers is reflected in column (c) of the Summary Compensation Table on page 22.  Mr. Dietrich’s base salary in 2008 was $495,000, and will be $520,000 in 2009.   Mr. Chewens’ base salary was $345,000 in 2008 and will be $363,000 in 2009.  Mr. Raven’s base salary was $330,000 in 2008 and will be $363,000 in 2009. Mr. Levy’s base salary was $208,600 in 2008 and will be $250,000 in 2009.

Variable Compensation

In addition to base salaries in fixed amounts, the Company provides cash and equity based incentive compensation. These forms of compensation vary in amount depending on the factors discussed below and are designed to promote superior performance and achievement of corporate goals, encourage the growth of shareholder value, and allow key employees to participate in the long-term growth and profitability of the Company.

Executive Incentive Compensation Plan

The Executive Incentive Compensation Plan (“EICP”), directly ties compensation to specific company financial goals, as well as individual performance objectives. The awards under the plan are determined through a combination of achievement of individual performance goals and the attainment of certain levels of Earnings Per Share (“EPS”) goals with respective weighting determined by each executive’s position. At the beginning of each year, the Committee decides whether an EICP should be established, and if it is, approves the group of employees eligible to participate for that year and the EPS goal levels that will determine year end payout.

At the beginning of 2008, after a review of the Mercer study of our peers, the Board opted to adopt similar payout methodology and restructured the EICP in line with some of these peers to allow payouts not only at budgeted baseline goals, but within established guidelines when results are within a certain percentage of the baseline goal.  The Company paid no bonuses based on 2007 performance because the Company only achieved 92.1% of the budgeted EPS; however, the Company’s overall performance was still better than most of our peers who were paying bonuses.  For 2008, the baseline earnings threshold was set at 100% of budget, with a minimum threshold of 90%.  If the Company’s earnings for the year were equal to or greater than the minimum threshold, the named executive officers would be eligible for awards to be determined in accordance with the respective level of earnings.  If the minimum threshold was not achieved, awards would not be made under the EICP.  This change had no impact on bonus payouts for 2008 as the Company’s performance was significantly higher than the budget.

In addition to corporate earnings goals, the Committee may establish individual performance objectives as a component of the overall payout for each of the named executive officers.  The CEO generally provides input for these performance objectives for the named executive officers other than himself.  Each named executive officer may have several individual performance objectives that are tied to both the executive’s respective corporate responsibilities and the Company’s overall strategic plan.  Objectives more critical to the Company are given more significant weight than other objectives.  Each individual performance objective is evaluated at year end in terms of accomplishment and the total result of all objectives plus the respective achieved corporate earnings percentage are combined and multiplied times base salary to derive the total payout.

The following table depicts the corporate component and total individual performance objectives component weightings for the named executive officers for fiscal year 2008.

Executive Level	Named Executive Officer	Corporate Component	Individual Component	Total
Level A	Mr. Dietrich	100%	0%	100%
Level B-1	Mr. Chewens	66%	34%	100%
Level B-2	Mr. Raven	50%	50%	100%
Level C	Mr. Levy	50%	50%	100%

The following table depicts the range of potential payouts to the named executive officers under the EICP as a percentage of base salary, based upon achievement of individual performance objectives and attainment of corporate earnings goals identified in the table above. With the restructure of the EICP, Level 5 in 2008 compares to Level 1 in 2007. These percentages have been adjusted to more accurately reflect current market payout levels to executives in positions of the named executive officers.

EICP Payout Level	Exec. Level A Potential Payouts	Exec. Level B-1&B-2 Potential Payouts (% Achieved = 100%)	Exec. Level C Potential Payouts (% Achieved = 100%)
Level 1	48%	37.6%	24.8%
Level 2	51%	40.0%	26.4%
Level 3	54%	42.3%	27.9%
Level 4	57%	44.7%	29.5%
Level 5(baseline)	60%	47.0%	31.0%
Level 6	70%	58.8%	38.8%
Level 7	80%	70.5%	46.5%
Level 8	90%	82.3%	54.3%
Level 9	100%	94.0%	62.0%

If the Company’s actual earnings are equal to or greater than a predetermined threshold, the named executive officers are eligible for awards to be determined in accordance with the following formula: [Assigned Percentage Achieved (based upon corporate component and, if applicable, achievement of individual performance objectives)] x [base salary].  The awards determined in accordance with the formula are increased by a factor of up to 3 times based upon attainment of actual earnings between the threshold and maximum set by the Committee.  For example, if the Company achieved an EPS Level 5 (baseline budget) and the named executive officer was at an Executive Level B-1, the maximum payout would be 47% of base salary.

Performance Share Plan

The Performance Share Plan is a long-term, equity-based incentive plan that links executive compensation to the Company’s profitability and increased share value.  The Committee establishes guidelines for awards under this restricted stock plan, which must be based on the attainment by the participant of specific performance goals established at a time when the outcome of the performance goals is substantially uncertain.  In setting the guidelines, the Committee considers a number of factors, including an individual’s organizational position, historical performance, prior awards, current performance and potential future contribution to the Company.  The Committee determines the performance period over which the achievement of applicable performance goals will be measured, the executives who will participate during the period, the amount of performance shares that may be awarded, and the vesting period for each grant.  The guidelines established by the Committee applicable to the named executive officers in 2008 were based on increased diluted EPS over the one year period ending December 31, 2008.  The Committee believes the EPS measure best reflects the value provided to the shareholders.  The Committee believes that these objectives are challenging and require significant individual achievement to be met.  This plan was terminated on May 6, 2008.  Any future performance based equity awards will be issued under the Omnibus Plan.

Stock Option Plan

The Company’s 1993 Stock Option Plan (“Stock Option Plan”), administered by the Compensation and Benefits Committee, provides for awards of non-tax qualified options to key management employees, including the named executive officers.  The Committee believes stock options are inherently performance-based, and therefore support the objective of providing performance-based compensation while providing an opportunity for the Company’s named executive officers to acquire or increase a proprietary interest in the Company.  The Committee does not consider the number of options outstanding and held by the named executive officers in determining current year option awards.  Options are awarded with an exercise price equal to the fair market value on the NASDAQ Stock Market on the date of the grant.  Options granted by the Committee under the Stock Option Plan vest at a rate of 40% after one year, and in equal increments over the next three years.  Options are forfeited if the holder does not exercise them within ten years of the grant date.  The Committee’s established practice is to grant options annually at the Committee’s regularly scheduled January meeting.  This plan was terminated on April 18, 2008.  Any future awards will be issued under the 2008 Omnibus Incentive Plan.

Omnibus Plan

The Omnibus Plan was approved by the Board of Directors on January 28, 2008 and by our shareholders at the annual meeting on May 6, 2008.  The Omnibus Plan is used to grant equity and performance-based awards to applicable employees, including our named executive officers, similar to those previously granted under the Stock Option Plan and the Performance Share Plan, and also replaces the Company’s Non-Employee Directors Restricted and Deferred Stock Plan, Non-Employee Director, Divisional Director and Subsidiary Director Stock Option Plan and the 2006 Non-Executive Restricted Stock Plan.  All outstanding awards under the previous plans will remain outstanding; however, no further awards were granted pursuant to such plans after the Omnibus Plan was approved by shareholders at the 2008 annual meeting.  The Omnibus Plan does not have a substantive effect on the elements of compensation that comprise each named executive officer’s total compensation package.  Under the Omnibus Plan, the Company continues to provide each named executive officer with annual and long-term incentives in the form of cash and equity-based awards with terms similar to those discussed in this Compensation Discussion and Analysis.  During 2008, the Committee approved a one time retention award for the named executive officers of the company in the form of restricted stock units.  This award was issued under the Omnibus Plan and is detailed in the Grants of Plan-Based Awards table on page 24.

Equity-Based Incentive Compensation

As shown in the table below, Messrs. Dietrich, Chewens, Raven and Levy received the following long-term non-cash compensation awards under the Stock Option Plan, the Performance Share Plan, and the Omnibus Plan.  In granting these awards, the Committee considered peer group and market data, as well as individual performance contributing to the Company’s success.

Named Executive Officer	Option Awards	Performance Share Awards	Restricted Stock Unit Award
Dietrich	25,000	7,800	9,700
Chewens	18,000	5,850	6,700
Raven	17,000	5,850	6,500
Levy	7,500	4,875	2,800

Retirement Plans

Defined Benefit Pension Plan

Our named executive officers participate in the NBT Bancorp Inc. Defined Benefit Pension Plan, which is a noncontributory, tax-qualified defined benefit pension plan.  The plan is available to all Company employees who have attained age 21 and have completed one year of service, as defined in the plan.  The plan provides for 100% vesting after three years of qualified service.  The plan has a cash balance feature, in which all of the named executive officers participate.  The footnotes to the Pension Benefits Table on page 27, including the narrative discussion that follows such table, contain a detailed description of the defined benefit/cash balance pension plan, including a description of the eligibility, crediting, vesting, mortality, and other terms and assumptions used for the calculation of plan benefits.

Supplemental Retirement Benefits

Messrs. Dietrich, Chewens and Raven each participate in a supplementary executive retirement plan (“SERP”), which provides the executive with supplemental retirement benefits.  Each SERP is embodied in agreements between the Company and the respective named executive officer, and is principally designed to restore benefits that would have been paid to the named executive officer if certain federal tax limitations were not in effect, as well as to attract and retain qualified and experienced executive officers.  The narrative that follows the Nonqualified Deferred Compensation table on page 28 contains a detailed description of each SERP.

401(k) & Employee Stock Ownership Plan

The 401(k) & Employee Stock Ownership Plan (“401(k) & ESOP”) is a tax-qualified defined contribution retirement savings plan available to all Company employees who have attained age 21 and are either scheduled to complete one year of service or have completed one year of service, as defined by the plan.  Plan participants may contribute up to the limit prescribed by the Internal Revenue Service on a before-tax basis.  The Company matches 100% of the first 3% of pay contributed to the plan.  Additionally, the Company can make discretionary contributions to the plan based on its financial performance.  A discretionary contribution may also be made in the form of an employer non-elective amount to the ESOP portion of the plan based on the performance of the Company of up to 3% of base pay.  In 2008, the discretionary contribution for both the 401(k) and the ESOP portions of the plan were 2.0% of base pay.  All Company contributions to this retirement plan are made in the form of Company common stock, and vest at the rate of 20% per year with full vesting following five years of benefit service.  The named executive officers participate in this plan.  Column (g) in the Summary Compensation table on page 22 includes the dollar value of the stock contributed by the Company under the 401(k) & ESOP to each of the named executive officers.

The Company amended the 401(k) & ESOP effective January 1, 2008 to add an automatic enrollment provision which allows the company to automatically enroll any eligible employee hired on or after January 1, 2008 who is expected to satisfy eligibility requirements for making elective contributions.  An eligible employee will be automatically enrolled unless the employee declines enrollment or self-enrolls in the plan prior to the automatic enrollment deadline.

Perquisites and Other Personal Benefits

The Company provides named executive officers with perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions.  During 2008, these benefits included the use of Company-owned automobiles, life and disability insurance, and club memberships.  Each of the named executive officers have term life insurance policies equal to two times their base salary, up to a maximum of $500,000, with the benefit payable to a beneficiary selected by the named executive officer.  The Company pays the premiums on each policy.  Each of the named executive officers (except for Mr. Levy) also has the use of a Company-owned automobile.  Any personal mileage incurred by the executive is taxed as additional compensation in accordance with IRS regulations.  The Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.  The dollar amount of these benefits is reflected in column (h) in the Summary Compensation Table on page 22.  The aggregate amounts of perquisites and other personal benefits paid to Messrs. Dietrich, Chewens and Raven were determined to be less than the established reporting thresholds for detailed disclosure.

Stock Ownership Guidelines

To directly align their interests with shareholders’ interests, in 2005, the Committee established stock ownership guidelines for the Board of Directors and the executive management team including our named executive officers.  The Committee considered individual financial means in setting each executive’s required minimum number of shares.  The executives must comply with the guidelines the later of five years from the adoption of the policy or five years from the date of promotion to the executive management team.  Failure to meet the guidelines could, at the Committee’s discretion, affect future stock option awards.  As of December 31, 2008, all named executive officers were in compliance with established guidelines.

Accounting for Stock-Based Compensation

Beginning on January 1, 2006 the Company began accounting for equity-based payments in accordance with the requirements of SFAS No. 123R.

Tax Matters

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a company for compensation in excess of one million dollars paid to a company’s CEO, and to the next four highest paid officers of the company, unless the compensation qualifies as “performance-based compensation” or falls under certain other specified exceptions under Section 162(m).  Generally, to qualify as performance-based compensation, the plan or arrangement must contain specific performance criteria, specific limits on awards and amounts and must have shareholder approval.  While the Committee recognizes the importance of tax deductibility and endeavors to formulate its compensation program in a tax-effective manner, it also believes it is critical to balance tax deductibility with ensuring that the Company’s programs are designed appropriately to recognize and reward executive performance, such that at times current tax deductibility limits may be exceeded.

Section 409A of the Internal Revenue Code generally provides that unless certain requirements are met, amounts deferred under a nonqualified deferred compensation plan are currently includible in an employee’s gross income to the extent not subject to a substantial risk of forfeiture.  Section 409A applies to most forms of deferred compensation, including but not limited to, nonqualified deferred compensation plans or arrangements, certain equity based performance awards, and severance plans or individual severance arrangements contained within employment agreements.  Generally, under Section 409A, any severance arrangement not in compliance with Section 409A covering a named executive officer pursuant to an employment or change in control agreement which is effective upon termination of employment, any deferrals under a nonqualified deferred compensation plan that do not comply with Section 409A or any stock option award grants with an exercise prices of less than fair market value on the date of grant may subject the named executive officer to (i) current income inclusion of the relevant amounts, (ii) interest at the IRS underpayment rate, and (iii) an additional 20% excise tax.  The Company believes it is operating in good faith compliance with the statutory and regulatory provisions currently in effect.  The Nonqualified Deferred Compensation table on page 28 provides detailed information about the Company’s nonqualified deferred compensation arrangements.

EXECUTIVE COMPENSATION

The table below summarizes the total compensation paid to or earned by each of the named executive officers for the fiscal year ended December 31, 2008. The compensation received by the named executive officers was a combination of cash and equity compensation and long-term and short-term compensation. The Compensation and Benefits Committee concluded that this mix reflects the compensation principles discussed in the Compensation Discussion and Analysis, as applied to each officer’s responsibilities and performance. Collectively, 2008 compensation for the named executive officers consisted of 60% cash payments and 28% equity awards, and 61% and 39% in short-term and long-term compensation respectively. Mr. Dietrich’s compensation was comprised of 53% cash payments and 33% equity awards, and 53% and 47% in short-term and long-term compensation respectively.

Summary Compensation Table
Name and Principal Position	Year	Salary ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation Earnings ($) (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (6)	All Other Compensation ($) (10)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

Martin A. Dietrich	2008	$495,000	$244,874	$172,837	$396,000	$207,020 (7)	$163,398	$1,679,129
President & Chief Executive	2007	$450,000	$91,296	$173,283 (4)	$0	$306,144 (7)	$37,266	$1,057,989
Officer of NBT and NBT Bank	2006	$450,000	$91,218	$157,017	$247,500	$239,963 (7)	$29,319	$1,215,017

Michael J. Chewens	2008	$345,000	$92,054	$99,102	$243,225	$96,462 (8)	$116,447	$992,290
Senior Executive Vice President,	2007	$325,000	$63,907	$119,199	$0	$117,598 (8)	$25,815	$651,519
Chief Financial Officer and	2006	$325,000	$63,852	$103,664	$167,375	$98,897(8)	$20,716	$779,504
Secretary of NBT and NBT Bank

David E. Raven	2008	$330,000	$91,480	$92,654	$232,650	$83,509 (9)	$121,975	$952,268
President of Retail Banking of	2007	$305,000	$63,907	$111,846	$0	$84,179 (9)	$29,871	$594,803
NBT Bank, President and Chief	2006	$290,000	$63,852	$100,100	$157,075	$90,619 (9)	$26,286	$727,932
Executive Officer Pennstar
Bank Division

Jeffrey M. Levy	2008	$208,600	$42,962	$53,156	$111,765	$12,274	$41,793	$470,550
President of Commercial	2007	$198,600	$7,630	$54,193	$0	$9,645	$39,702	$309,770
Banking and Capital Region	2006	$176,816	$7,622	$52,131	$65,101	$2,828	$24,623	$329,121
President of NBT Bank

NOTES:
(1)	Certain named executives deferred a portion of their salary in 2008 as detailed in the Nonqualified Deferred Compensation table on page 28.

(2)
The amounts in column (d) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with SFAS No. 123R, disregarding any estimates of forfeitures due to service-based vesting conditions.  The assumptions used to calculate the accounting expense recognized in fiscal 2008 for these stock awards are set forth (a) as to awards made in fiscal 2006, 2007 and 2008, in footnote 17 to the Company’s audited financial statements contained in the Company’s Form 10-K for the year ended December 31, 2008 and (b) as to awards made in fiscal 2004 and 2005, in footnote 17 to the Company’s audited financial statements contained in the Company’s Form 10-K for the year ended December 31, 2006.

(3)
The amounts in column (e) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended     December 31, 2008 in accordance with the SFAS No. 123R, disregarding any estimates of forfeitures due to service-based vesting conditions.  The assumptions used to calculate the accounting expense recognized in fiscal 2008 for these option awards are set forth (a) as to awards made in fiscal 2006, 2007 and 2008, in footnote 17 to the Company’s audited financial statements contained in the Company’s Form 10-K for the year ended December 31, 2008 and (b) as to awards made in fiscal 2004 and 2005, in footnote 17 to the Company’s audited financial statements contained in the Company’s Form 10-K for the year ended December 31, 2006.

(4)
This amount includes $412 relating to a reload option granted upon cash exercise of an initial option grant that was awarded to Mr. Dietrich on January 27, 1998 and $78,209 relates to an initial option grant that was awarded to Mr. Dietrich on January 1, 2007.  Both awards were issued pursuant to the Stock Option Plan.

(5)
The amounts in column (f) reflect cash awards to the named executives under the EICP in 2006 and 2008.  Certain named executives deferred a portion of the 2008 award in 2009 as detailed in the Nonqualified Deferred Compensation table on page 23.

(6)
The amounts in column (g) reflect solely the actuarial increase in the present value of the named executive officer’s benefits under all pension plans established by the Company determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements as set forth in footnote 17 to the Company’s audited financial statements contained in the Company’s Form 10-K for the year ended December 31, 2008 and includes amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested.

(7)
In column (g), for Mr. Dietrich, the increase in 2008 consists of an increase of $109,981 in the value of Mr. Dietrich’s benefit from the Pension Plan and an increase of $97,039 in the value of his benefit from his SERP.  The increase in 2007 consists of an increase of $451,786 in the value of Mr. Dietrich’s benefit from the Pension Plan pursuant to an amendment effective December 31, 2007, reduced by a decrease of $145,642 in the value of his benefit from his SERP, which provides for such reduction to the extent of any Pension Plan benefit increases.  The increase in 2006 consists of an increase of $38,252 in the value of Mr. Dietrich’s benefit from the Pension Plan and an increase of $201,711in the value of his benefit from his SERP.

(8)
In column (g), for Mr. Chewens, the increase in 2008 consists of an increase of $63,092 in the value of Mr. Chewens’s benefit from the Pension Plan and an increase of $33,370 in the value of his benefit from his SERP.  The increase in 2007 consists of an increase of $233,215 in the value of  Mr. Chewens’ benefit from the Pension Plan pursuant to an amendment effective December 31, 2007, reduced by a decrease of  $115,617 in the value of his benefit from his SERP, which provides for such reduction to the extent of any Pension Plan benefit increases.  The increase in 2006 consists of an increase of $34,743 in the value of Mr. Chewens’ benefit from the Pension Plan and an increase of $64,154 in the value of his benefit from his SERP.

(9)
In column (g), for Mr. Raven, the increase in 2008 consists of an increase of $54,485 in the value of Mr. Raven’s benefit from the Pension Plan and an increase of $29,024 in the value of his benefit from his SERP.  The increase in 2007 consists of an increase of  $186,322 in the value of Mr. Raven’s benefit from  the Pension Plan pursuant to an amendment effective December 31, 2007, reduced by a decrease of  $102,143 in the value of his benefit from his SERP, which provides for such reduction to the extent of any Pension Plan benefit increases.  The increase in 2006 consists of an increase of $34,678 in the value of Mr. Raven’s benefit from the Pension Plan and an  increase of $55,941 in the value of his benefit from his SERP.

(10)	The amount shown in column (h) reflects the following items as applicable for each named executive officer:

Compensation	Year	Dietrich	Chewens	Raven	Levy
Value of matching and discretionary contributions to the 401(K) & ESOP (See page 19 under the heading “Retirement Plans”)	2008	$16,100	$16,100	$16,100	$14,602
	2007	$9,000	$9,000	$9,000	$9,000
	2006	$8,800	$8,800	$8,800	$8,672
Value of life and disability insurance premiums paid by the Company (See page 20 under the heading “Perquisites and Other Personal Benefits”)	2008	$7,759	$4,466	$3,592	$5,360
	2007	$6,692	$4,466	$3,592	$5,360
	2006	$6,692	$4,069	$3,212	$5,150
Value of dividends or other earnings paid on stock or option awards not included within the SFAS No. 123R pursuant to the Performance Share Plan and Stock Option Plan (See page 18 under the headings of “Performance Share Plan” and “Stock Option Plan” and “Omnibus Plan”)	2008(a)	$134,225	$93,904	$93,784	$3,000
	2007	$12,640	$8,848	$8,848	$1,304
	2006	$7,980	$5,586	$5,586	$836
Value of Perquisites and Other Personal Benefits	2008	$0	$0	$0	$18,831
	2007	$0	$0	$0	$24,038(b)
	2006	$0	$0	$0	$0

(a)
The amount shown for Messrs Dietrich, Chewens, Raven and Levy contains both the value of dividends paid on stock and option awards in the amount of $14,420, $10,040, $9,920, and $3,000, respectively, plus earnings on performance shares paid to Dietrich, Chewens, and Raven in the amount of $119,805, $83,864, and $83,864, respectively.

(b)
The amount shown for Mr. Levy for Perquisites and Other Personal Benefits for 2008 consists of an automobile allowance of $7,800, and club memberships of $11,031 and for 2007 consists of an automobile allowance of $7,800, club memberships of $11,461 and a sales award of $4,777.

Grants of Plan-Based Awards

The following table provides information about payments to the named executive officers under the Company’s cash and equity incentive plans.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Date	Date of Committee/Board Action	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Options & Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Options & Awards ($/Sh) (4)	Grant Date Fair Market Value ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Martin A. Dietrich	1/1/2008	1/23/2008	$237,600	$297,000	$495,000	4,800	6,000	9,600			$136,920
	1/15/2008	12/11/2007							25,000	$20.3617	$99,445
	5/31/2008	5/6/2008							9,700	$24.5200	$237,844

Michael J. Chewens	1/1/2008	1/23/2008	$129,720	$162,150	$324,300	3,600	4,500	7,200			$102,690
	1/15/2008	12/11/2007							18,000	$20.3617	$71,600
	5/31/2008	5/6/2008							6,700	$24.5200	$164,284

David E. Raven	1/1/2008	1/23/2008	$124,080	$155,100	$310,200	3,600	4,500	7,200			$102,690
	1/15/2008	12/11/2007							17,000	$20.3617	$67,623
	5/31/2008	5/6/2008							6,500	$24.5200	$159,380

Jeffrey M. Levy	1/1/2008	1/23/2008	$51,733	$64,666	$129,332	3,000	3,750	6,000			$85,575
	1/15/2008	12/11/2007							7,500	$20.3617	$29,834
	5/31/2008	5/6/2008							2,800	$24.5200	$68,656

NOTES:
(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards are a product of a percentage of base salary in accordance with the EICP, a detailed description of which appears on page 17.
(2)
Estimated Future Payouts Under Equity Incentive Plan Awards represent performance based awards issued in accordance with the Performance Share Plan, a description of which can be found in the Compensation Discussion and Analysis narrative.

(3)
The January 15, 2008 stock option awards were issued pursuant to the Stock Option Plan, a description of which can be found in the Compensation Discussion and Analysis narrative.  The May 31, 2008 restricted stock unit awards were issued pursuant to the Omnibus Plan, a description of which can be found in the Compensation Discussion and Analysis narrative.

(4)
The exercise price of stock option awards was fair market value on the date of grant, as calculated by the Plan Administrator as provided in the Stock Option Plan.  The base price of the restricted stock unit awards was fair market value on the date of grant, as calculated by the Plan Administrator as provided in the Omnibus Plan.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information about outstanding equity awards under the Company’s Stock Option Plan and Performance Share Plan.

	Option Awards					Restricted Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
Martin A. Dietrich	1/15/2008	0	25,000	$20.3617(3)	1/15/2018	5/31/2008	9,700	$271,212
	12/27/2007	0	12,641	$24.5692 (3)	12/27/2017	1/1/2006	5,500	$153,780
	1/1/2007	11,200	16,800	$25.7620 (3)	1/1/2017	1/1/2005	5,250	$146,790
	1/1/2006	18,000	12,000	$22.3520 (3)	1/1/2016
	8/1/2005	6,470	0	$24.4458 (4)	8/1/2015	1/1/2008			7,800	$218,088
	1/20/2005	17,939	4,484	$23.2708 (3)	1/20/2015
	2/11/2004	3,840	0	$22.2050 (4)	2/11/2014
	1/1/2004	21,311	0	$22.1715 (3)	1/1/2014
	1/1/2003	24,000	0	$17.5380 (3)	1/1/2013
	1/28/2002	30,000	0	$14.3492 (3)	1/28/2012

Michael J. Chewens	1/15/2008	0	18,000	$20.3617(3)	1/15/2018	5/31/2008	6,700	$187,332
	1/1/2007	8,000	12,000	$25.7620 (3)	1/1/2017	1/1/2006	3,850	$107,646
	1/1/2006	13,200	8,800	$22.3520 (3)	1/1/2016	1/1/2005	3,675	$102,753
	1/20/2005	14,006	3,501	$23.2708 (3)	1/20/2015
	1/1/2004	715	0	$22.1715 (3)	1/1/2014	1/1/2008			5,850	$163,566

David E. Raven	1/15/2008	0	17,000	$20.3617(3)	1/15/2018	5/31/2008	6,500	$181,740
	1/1/2007	7,600	11,400	$25.7620 (3)	1/1/2017	1/1/2006	3,850	$107,646
	1/1/2006	12,000	8,000	$22.3520 (3)	1/1/2016	1/1/2005	3,675	$102,753
	1/20/2005	13,032	3,257	$23.2708 (3)	1/20/2015
	1/1/2004	15,831	0	$22.1715 (3)	1/1/2014	1/1/2008			5,850	$163,566

Jeffrey M. Levy	1/15/2008	0	7,500	$20.3617(3)	1/15/2018	5/31/2008	2,800	$78,288
	1/1/2007	3,600	5,400	$25.7620 (3)	1/1/2017	1/1/2006	550	$15,378
	1/1/2006	3,000	2,000	$22.3520 (3)	1/1/2016	1/1/2005	1,100	$30,756
	1/1/2005	16,000	4,000	$23.2930 (3)	10/1/2015
						1/1/2008			4,875	$136,305

NOTES:
(1)	Restricted stock or unit awards vest 100% five years after the date of its grant.
(2)	The market values of these shares are based on the closing market price of the Company’s common stock on the NASDAQ Stock Market of $ 27.96 on December 31, 2008.
(3)	Option was issued pursuant to the Stock Option Plan and each grant vests 40% after one year, 20% annually for the following three years.
(4)	Reload option granted upon cash exercise of initial option grant, issued pursuant to the Stock Option Plan. Each reload grant vests 100% two years after the date of its grant.
(5)	This award was subsequently earned on January 1, 2009.

Option Exercises and Stock Vested

The following table provides information about options exercised under the Stock Option Plan and shares vested under the Performance Share Plan.

	Option Awards		Restricted Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($) (2)
(a)	(b)	(c)	(d)	(e)
Martin A. Dietrich	26,086	$211,907	5,250	$119,805

Michael J. Chewens	16,300	$67,458	3,675	$83,864

David E. Raven	44,853	$411,602	3,675	$83,864

Jeffrey M. Levy	0	$0	0	$0

NOTES:
(1)	The “Value Realized on Exercise” is equal to the difference between the option exercise price and the fair market value on the National Market System of NASDAQ on the date of exercise.

(2)	The “Value Realized on Vesting” is equal to the per share market value of the underlying shares on the vesting date multiplied by the number of shares acquired on vesting.

Pension Benefits Table

The following table includes information about the named executive officers’ benefits under the Company’s defined benefit pension plan and each individual SERP.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit (1) ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Martin A. Dietrich	NBT Bancorp Inc. Defined Benefit Plan	23.2500	$1,199,961	$0
	Dietrich SERP	8.0000	$ 555,263	$0

Michael J. Chewens	NBT Bancorp Inc. Defined Benefit Plan	13.0000	$702,329	$0
	Chewens SERP	8.0000	$ 33,370	$0

David E. Raven	NBT Bancorp Inc. Defined Benefit Plan	11.0000	$385,094	$0
	Raven SERP	5.0000	$ 29,024	$0

Jeffrey M. Levy	NBT Bancorp Inc. Defined Benefit Plan	3.0000	$ 24,747	$0

NOTES:
(1)	The above amounts were computed using the following significant assumptions:
Mortality – The RP-2000 Mortality Table for males and females
Discount Rate – 6.30%
Salary Increases – 3.00% for Defined Benefit Plan Benefits, 3.75% for SERP benefits
Interest Rate Credit for determining projected cash balance account – 4.75%
Interest rate to annuitize cash balance account – 6.00%
Mortality to annuitize cash balance account - This table is currently a 50/50 blend of the sex distinct combined annuitant/non-annuitant mortality tables prescribed by the Internal Revenue Service for determine the “Funding Target Liability” for 2008.
Assumed Retirement Age – Retirement rates for ages 55-66 for Defined Benefit Plan Benefits, age 60 for Dietrich SERP, age 62 for Chewens SERP and Raven SERP
Credited service under the Defined Benefit Plan is based on date of participation, not date of hire; the first year of service is excluded. Credited service under each SERP is earned from the effective date of the agreement.

Our named executive officers participate in the NBT Bancorp Inc. Defined Benefit Pension Plan (the “Pension Plan”).  This plan is a noncontributory, tax-qualified defined benefit pension plan.  Eligible employees are those who have attained age 21 and have completed one year of service in which the employee worked at least 1,000 hours.  The plan provides for 100% vesting after three years of qualified service.  Benefits payable as an annuity at age 65 are reduced 3% per year for early retirement.  Early retirement eligibility is age 55 with 3 years of service.  None of the named executives are eligible for early retirement as of December 31, 2008.  All executives are 100% vested as of December 31, 2008.  Prior to the amendment and restatement of the plan effective January 1, 2000, the plan had received a determination from the Internal Revenue Service that the plan was qualified under Section 401(a) of the Internal Revenue Code.  The plan, as amended and restated effective January 1, 2000, received favorable determination effective October 11, 2007.  The plan was converted to a defined benefit plan with a cash balance feature, effective January 1, 2000.  Prior to that date, the plan was a traditional defined benefit pension plan.  Each active participant in the Pension Plan as of January 1, 2000 was given a one-time irrevocable election to continue participating in the traditional defined benefit plan design or to begin participating in the new cash balance plan design.  All employees who became participants after January 1, 2000 automatically participated in the cash balance plan design.  Each of our named executive officers chose to participate in the cash balance plan design.

Under the cash balance plan design, hypothetical account balances are established for each participant and pension benefits are generally stated as the lump sum amount in that hypothetical account.  Notwithstanding the preceding sentence, since a cash balance plan is a defined benefit plan, the annual retirement benefit payable at normal retirement (age 65) is an annuity, which is the actuarial equivalent of the participant’s account balance under the cash balance plan.  However, participants may elect, with the consent of their spouses if they are married, to have the benefits distributed as a lump sum rather than an annuity.

Benefits under the plan for 2008 are computed using a cash balance methodology for people who converted (as described hereafter) that provides for pay-based credits to the participants’ hypothetical accounts equal to 5% to 22% (depending on age and other factors) on the first $230,000 of annual eligible compensation.  Eligible compensation under the plan is defined as fixed basic annual salary or wages, commissions, overtime, cash bonuses, and any amount contributed by the Company at the direction of the participant pursuant to a salary reduction agreement and excludible from the participant’s gross income under the Internal Revenue Code, but excluding any other form of remuneration, regardless of the manner calculated or paid, such as amounts realized from the exercise of stock options, severance pay or our cost for any public or private benefit plan, including the Pension Plan.  In addition to the pay-based service credits, monthly interest credits are made to the participant’s account balance based on the average annual yield on 30-year U.S. Treasury securities for the November of the prior year.  For 2008, the pay-based credits for Messrs. Dietrich, Chewens, Raven, and Levy were 22%, 19%, 19%, and 5%, respectively.  The Company’s contributions to the Pension Plan in 2008 for Messrs. Dietrich, Chewens, Raven and Levy were $50,600, $43,700, $43,700, and $10,430, respectively.

Nonqualified Deferred Compensation

The following table includes information about the activity in, and balances of, each named executive officer’s SERP and the Deferred Compensation Plan.

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
Martin A. Dietrich	$25,000	$64,831	$29,197	$0	$577,252

Michael J. Chewens	$239,698	$32,574	$796	$0	$33,370

David E. Raven	$11,633	$28,371	$653	$0	$29,024

Jeffrey M. Levy	$26,765	$0	$(2,157)	$0	$7,843

NOTES:
(1)
Messrs. Dietrich and Levy contributed $25,000 and $10,000, respectively to the Deferred Compensation plan, which was reported as salary in the Summary Compensation Table on page 22.  Messrs. Chewens, Raven and Levy contributed $239,698, $11,633, and $16,765, respectively, to the Deferred Compensation plan, which was reported as non-equity incentive plan compensation earnings in the Summary Compensation Table on page 22.

Supplemental Retirement Benefits

Section 415 of the Internal Revenue Code places certain limitations on pension benefits that may be paid from the trusts of tax-qualified plans, such as the plan.  Because of these limitations and in order to provide certain executives with adequate retirement income, we have entered into supplemental retirement agreements which provide retirement benefits to the named executives in the manner discussed below.  It should be noted that where applicable, the amounts payable under the Supplemental Retirement Agreements, as discussed in the following section, are offset by payments made under the Pension Plan, the annuitized employer portion of our 401(k) & ESOP and Social Security.

NBT has entered into agreements with Messrs. Dietrich, Chewens and Raven to provide the executive with supplemental retirement benefits, of which Mr. Dietrich’s was revised most recently on January 20, 2006, and Mr. Chewens’ and Mr. Raven’s were revised most recently on January 1, 2005.  Each SERP provides the executive with an annual supplemental benefit at normal retirement, including (a) the annual benefit payable to the executive under our pension plan, (b) the annual benefit that could be provided by contributions by us and NBT Bank (other than the executive’s elective deferrals) to our 401(k) & ESOP and the earnings on those amounts if these contributions and earnings were converted to a benefit payable under the agreement using the actuarial assumptions provided under the agreement, (c) his social security benefit and (d) the SERP, which will be equal to the greater of (1) a percentage (60% for Mr. Dietrich and 50% for Messrs. Chewens and Raven) of the executive’s final average compensation (i.e., average annual base salary, commissions, bonuses and elective deferrals without regard to any Internal Revenue Code limitations on compensation applicable to tax qualified plans) or (2) the sum of the annual amount of the executive’s benefit under our pension plan, calculated without giving effect to limitations and restrictions imposed by the Internal Revenue Code plus the annual benefit that could be provided by contributions by us and NBT Bank (other than the executive’s elective deferrals) to our 401(k) & ESOP and the earnings on those amounts, calculated by disregarding the limitations and restrictions imposed by the Internal Revenue Code and using the actuarial assumptions set out in our pension plan, with the exception of a different salary scale assumption.

Reduced amounts will be payable under each SERP in the event the executive takes early retirement.  If the executive dies leaving a surviving spouse, his spouse will be entitled to an annual benefit for life equal to the annual survivor annuity benefit under our pension plan, calculated without giving effect to limitations and restrictions imposed by the Internal Revenue Code, reduced by the surviving spouse benefit actually payable under such plan, plus a lump sum amount equal to contributions by us and NBT Bank (other than the executive’s elective deferrals) to our 401(k) & ESOP, calculated by disregarding the limitations and restrictions imposed by the Internal Revenue Code, reduced by the amounts actually contributed to our 401(k) & ESOP, plus the earnings on such net amount.  If the executive dies after attaining a certain age (age 58 for Mr. Dietrich and age 60 for Messrs. Chewens and Raven) and after he has retired, but before payment of benefits has commenced, the surviving spouse will receive an annual benefit equal to the excess, if any, of (1) the monthly amount the surviving spouse is entitled to under our pension plan, calculated without giving effect to limitations and restrictions imposed by the Internal Revenue Code, over (2) the monthly amount actually payable to the surviving spouse under our pension plan plus the monthly amount that is the actuarial equivalent of any supplemental retirement benefit payable to the surviving spouse.  Except in the case of early retirement or death, payment of benefits will commence upon the first day of the month after the executive attains a certain age (age 60 for Mr. Dietrich and age 62 for Messrs. Chewens and Raven).  Assuming Mr. Dietrich is currently 60 years old and retiring, Messrs. Chewens and Raven are currently 62 years old and retiring, satisfaction of applicable SERP conditions, and that each executive’s 2008 compensation were his final average compensation as defined by the SERP, the estimated aggregate annual retirement benefit under the SERP, our cash balance pension plan, the annuitized employer portion of our 401(k) & ESOP and social security to be paid to Messrs. Dietrich, Chewens and Raven would be $346,380, $424,867 and $334,128, respectively.  The social security portion of these amounts is assumed to commence at the Normal Social Security Retirement Age for each executive.  The SERP for Messrs. Dietrich, Chewens and Raven will at all times be unfunded except that, in the event of a change in control, NBT will be required to transfer to a grantor trust an amount sufficient to cover all potential liabilities under the SERP.

Deferred Compensation Plan

The Deferred Compensation Plan allows the named executive officers, and such other officers as named annually, to defer some or all of their salary, commissions and/or bonus, to a future date. Eligible employees are generally those employees determined to be highly compensated employees of the company.   The Plan provisions allow for a minimum annual deferral election of $1,000, a maximum of 100% of salary, commissions and/or bonus.  Deferral of these payments lowers each participant’s compensation for income tax purposes for the year of deferral and allows accumulation of earnings on that deferred compensation on a tax-deferred basis.  Participants are required to elect a time of distribution, either a specific date or at time of separation from employment; and a form of distribution, either a lump sum or annual installments for a period of either five or ten years following the elected time of distribution.

The following table and related footnotes describe and quantify the amount of post termination payments that would be payable to each of the named executive officers of the Company in the event of termination of such named executive officer’s employment as of December 31, 2008, under various employment related scenarios pursuant to the Employment Agreements, Change in Control Agreements and equity award agreements entered into with each of the named executive officers.  Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different from those presented in the following table.  Factors that could affect these amounts include the timing during the year of any such event, the Company’s stock price and the named executive officer’s age.

Potential Payments Upon Termination or Change in Control Table

Name	Benefit	Retirement ($)	Death[1] ($)	Disability ($)	By NBT w/o Cause ($)	By NBT with Cause ($)	By Exec. w/o Good Reason ($)	By Exec. with Good Reason ($)	Change in Control[2] ($)
Martin A. Dietrich	Accrued Unpaid Salary & Vacation	31,000[3]	31,000	31,000	31,000	31,000	31,000	31,000	31,000
	Severance[4]	-	-	-	1,485,000[5]	-	-	1,485,000	3,738,113[6]
	SERP[7]	83,351	83,351	83,351	83,351	-	83,351	83,351	3,681,291[8]
	Stock Options[9]	-	358,069	358,069	-	-	-	-	358,069
	Restricted Stock[10]	-	643,080	407,098	407,098	-	-	371,868	643,080
	Health & Welfare	-	-	328,070[16]	-	-	-	-	58,441[11]
	Sub-Total	114,351	1,115,500	1,207,588	2,006,449	31,000	114,351	1,971,219	8,509,994
	Tax Gross-up, if applicable	-	-	-	-	-	-	-	3,927,230[12]
	Total	114,351	1,115,500	1,207,588	2,006,449	31,000	114,351	1,971,219	12,437,224

Michael J. Chewens	Accrued Unpaid Salary & Vacation	24,548[13]	24,548	24,548	24,548	24,548	24,548	24,548	24,548
	Severance[4]	-	-	-	690,000[14]	-	-	690,000	2,264,472[15]
	SERP[7]	33,370	33,370	33,370	33,370	-	33,370	33,370	399,749[8]
	Stock Options[9]	-	228,913	228,913	-	-	-	-	228,913
	Restricted Stock[10]	-	458,544	284,633	284,633	-	-	271,212	458,544
	Health & Welfare	-	-	505,126[16]	-	-	-	-	56,857[11]
	Sub-Total	57,918	745,375	1,076,590	1,032,551	24,548	57,918	1,019,130	3,433,083
	Tax Gross-up, if applicable	-	-	-	-	-	-	-	1,505,575[17]
	Total	57,918	745,375	1,076,590	1,032,551	24,548	57,918	1,019,130	4,938,658

David E. Raven	Accrued Unpaid Salary & Vacation	20,308[18]	20,308	20,308	20,308	20,308	20,308	20,308	20,308
	Severance[4]	-	-	-	660,000[19]	-	-	660,000	3,222,567[20]
	SERP[7]	29,024	29,024	29,024	29,024	-	29,024	29,024	975,167[8]
	Stock Options[9]	-	214,365	214,365	-	-	-	-	214,365
	Restricted Stock[10]	-	452,952	279,041	279,041	-	-	271,212	452,952
	Health & Welfare	-	-	428,251[16]	-	-	-	-	50,759[11]
	Sub-Total	49,332	716,649	970,989	988,373	20,308	49,332	980,544	4,936,118
	Tax Gross-up, if applicable	-	-	-	-	-	-	-	2,402,777[21]
	Total	49,332	716,649	970,989	988,373	20,308	49,332	980,544	7,338,895

Jeffrey M. Levy	Accrued Unpaid Salary & Vacation	18,700[22]	18,700	18,700	18,700	11,050[23]	18,700	18,700	18,700
	Severance[4]	-	-	-	208,600[24]	-	-	208,600	336,525[25]
	Stock Options[9]	-	98,740	98,740	-	-	-	-	98,710
	Restricted Stock[10]	-	229,971	114,776	114,776	-	-	151,683	229,971
	Health & Welfare	-	-	-	-	-	-	-	60,447[11]
	Subtotal	18,700	347,411	232,216	342,076	11,050	18,700	378,983	744,353
	Tax Gross-up, if applicable	-	-	-	-	-	-	-	n/a
	Total	18,700	347,411	232,216	342,076	11,050	18,700	378,983	744,353

NOTES:
1.
The Company pays the premiums on up to $500,000 face amount life insurance policies insuring the life of the named executives (with beneficiaries designated by the named executives). The values shown in the table do not reflect the death benefit payable to the named executive’s beneficiaries by the Company’s insurer.  The premiums associated with the life insurance policies for the year 2008 and paid by the Company on behalf of the named executive officers is included in the Summary Compensation Table under the column “All Other Compensation,” and detailed in footnote 8 to that table.

2.
Change in Control benefit will only be payable in the following scenarios: (1) executive is terminated w/o Cause within 24 months following a Change in Control; (2) executive terminates employment for Good Reason within 24 months following a change in control; or (3) executive terminates employment w/o Good Reason within 12 months following a change in control.

3.	Mr. Dietrich’s accrued unpaid salary as of 12/31/2008 was $26,000, plus accrued unused vacation of $5,000.

4.
Severance, under a Change in Control situation is computed for the named executive officer by the following formula: 2.99 multiplied by the greater of: (A) executive’s base salary for termination year, plus maximum targeted bonus for termination year or largest bonus paid over last 3 years, plus other taxable income/benefits including non-qualified stock option exercises or (B) the average total taxable compensation paid and reported for 3 years prior to the change in control.  No mitigation is required and gross-up will be paid to cover any excise taxes imposed on the executive pursuant to Code Section 4999.

5.	As of 12/31/2008, Mr. Dietrich is entitled to 3 years of salary continuation, at $495,000 per year.

6.
Mr. Dietrich is entitled to a higher severance benefit under severance formula option (A) (as referenced in footnote #4 above), which is $3,738,113 (compared with $2,514,901 under option (B)); based on 2008 amounts of $495,000 for salary, $396,000 for bonus, $211,907 for the income on exercised stock options, $119,805 for performance shares paid out, $5,314 for auto, $14,420 for dividends, and $7,759 for life and disability insurance coverage.

7.
The SERP is divided into 3 parts: (1) a Retirement Income component which provides a benefit equal to the benefit that would have been provided to the participant under the Defined Benefit Plan disregarding provisions required to comply with Internal Revenue Code Sections 401(a)(17) and 415 less the benefit provided by the Defined Benefit Plan; (2) a Deferral Account component which provides a benefit equal to the discretionary and matching contributions provided for under the Basic 401(k) & ESOP, disregarding provisions required to comply with Internal Revenue Code Sections 401(a)(17), 401(k)(3), 401(m), and 415, adjusted for income, gains and losses based on deemed investments less the actual benefit under the 401(k) & ESOP Plan and (3) a supplemental benefit payable as an annuity at the executive’s normal retirement age equal to a percentage of the average of the highest five consecutive years of earnings, less the benefit provided under the Defined Benefit Plan, less the benefit provided under the Basic 401(k) & ESOP (as an annuity), less the Retirement Income Component (as an annuity), less the Deferral Account (as an annuity).  This benefit is further reduced at Social Security Normal Retirement Age by the executive’s Social Security Benefit.

8.
Under their CIC Agreements, Messrs Dietrich, Chewens and Raven are entitled to receive 3 additional years of benefit accrual under the terms of their SERP agreement (or a shorter period, if dictated by the terms of each SERP, or by law), based on compensation equal to their annualized severance compensation, following a change in control of the Company.  In addition, pursuant to their CIC Agreements, the supplemental benefit feature under each SERP, which would normally not become vested until at least age 58 (Dietrich) or 60 (Chewens/Raven) will become immediately and fully vested following a change in control of the Company.  This supplemental benefit is assumed to be paid as an annuity beginning at age 60 (Dietrich) or 62 (Chewens/Raven).

9.	Nonqualified Stock Options issued under the Stock Option Plan.

10.	Shares of common stock awarded under the Performance Share Plan and common stock units awarded under the Omnibus Plan.

11.
Under their CIC Agreements Messrs Dietrich, Chewens, Raven, and Levy are entitled to continuation of all non-cash employee benefit plans, programs or arrangements, for 3 years following their termination following a change in control of the Company, unless a longer or shorter period is dictated by the terms of the plan or by law.  The figure in this row represents the present value of continued medical insurance coverage for 36 months, all at the cost of the Company (generally, 18 months maximum under COBRA, plus the balance of 18 months of medical coverage under a conversion policy -- using assumptions mandated by GAAP; 18 months dental and vision coverage under the Company’s self-insured plans; plus continued premium payment on portable life insurance policies and a disability income policy for Mr. Chewens).

12.
Under his CIC Agreement, Mr. Dietrich is entitled to a tax gross-up payment equal to the excise tax that would be applicable on “excess parachute payments” due to the change in control (which includes an amount equal to the gross-up payment) plus federal and state income taxes on the gross-up payment.  This gross-up payment is determined by first adding together the present value of the additional SERP benefit due to change in control ($3,126,028, which is equal to $3,681,291 - $555,263 as shown in the table), the present value of the additional Health & Welfare benefits ($58,441), the value of the accelerated Stock Options ($358,069), the value of the accelerated Restricted Stock ($643,080), and the severance compensation ($3,738,113).  This total of $7,923,731 is then reduced by the base amount of $717,265 (the average of actual compensation paid to Mr. Dietrich during the 2003 – 2007 fiscal years).  The resulting amount of $7,206,466 is then grossed-up by $3,927,230 to reimburse Mr. Dietrich for the 20% excise tax that will be required for the excess parachute payments, pursuant to IRS regulations, and federal and state income taxes on the gross-up payment at the assumed aggregate rate of 43.3%. It is assumed, for this purpose, that independent tax counsel will have opined as to the amount of the excess parachute payments; no opinion of counsel was in fact obtained for purposes of this disclosure. In addition, no value was assigned to the non-compete and other restrictive covenants that apply to Mr. Dietrich under his CIC Agreement for purposes of the estimated tax gross-up payment shown.  Such amount may significantly reduce the amount of the gross-up payment due.

13.	Mr. Chewens’ accrued unpaid salary as of 12/31/2008 was $17,250, plus accrued unused vacation of $7,298.

14.	As of 12/31/2008, Mr. Chewens is entitled to 2 years of salary continuation, at $345,000.

15.
Mr. Chewens is entitled to a higher benefit using severance formula option (A) (as referenced in footnote #4 above), which is $2,264,472 (compared with $2,096,650 under option B); based on 2008 amounts of: $345,000 for salary, $243,225 for bonus, $67,458 for the income on exercised stock options, $83,864 for performance shares paid out, $1,319 for income from Employee Stock Purchase Plan shares exercised, $1,977 for auto, $2,383 for universal life, $10,040 for dividends on restricted stock and options and $2,083 for disability coverage.

16.
Represents the actuarial net present value as of December 31, 2008, of the payments Messrs. Dietrich, Chewens, and Raven are entitled to under their Executive LTD plans as well as Mr. Chewens’ benefits under his supplemental disability policy.  In addition to utilizing the RP2000 Mortality Table for Disabled Males, the following assumptions were used to calculate the present value: (i) payments would be made until age 65; (ii) discount rate of 6.30%; and (iii) annual cost of living adjustment of 0% (3% for Mr. Chewens’ supplemental disability policy).

17.
Under his CIC Agreement, Mr. Chewens is entitled to a tax gross-up payment equal to the excise tax that would be applicable on “excess parachute payments” due to the change in control (which includes an amount equal to the gross-up payment) plus federal and state income taxes on the gross-up payment.  This gross-up payment is determined by first adding together the present value of the additional SERP benefit due to change in control ($366,379, which is equal to $399,749 - $33,370 as shown in the table), the present value of the Health & Welfare benefits ($56,857), the value of the accelerated Stock Options ($228,913), the value of the accelerated Restricted Stock ($458,544), and the severance compensation ($2,264,472).  This total of $3,375,165 is then reduced by the base amount of $612,436 (the average of actual compensation paid to Mr. Chewens during the 2003 – 2007 fiscal years).  The resulting amount of $2,762,729 is then grossed-up by $1,505,575 to reimburse Mr. Chewens for the 20% excise tax that will be required for the excess parachute payments, pursuant to IRS regulations, and federal and state income taxes on the gross-up payment at the assumed aggregate rate of 43.3%. It is assumed, for this purpose, that independent tax counsel will have opined as to the amount of the excess parachute payments; no opinion of counsel was in fact obtained for purposes of this disclosure.  In addition, no value was assigned to the non-compete and other restrictive covenants that apply to Mr. Chewens under his CIC Agreement for purposes of the estimated tax gross-up payment shown.  Such amount may significantly reduce the amount of the gross-up payment due.

18.	Mr. Raven’s accrued unpaid salary as of 12/31/2008 was $16,500, plus accrued unused vacation of $3,808.

19.	As of 12/31/2008, Mr. Raven is entitled to 2 years of salary continuation, at $330,000.

20.
Mr. Raven has a higher benefit using severance formula option (A) (as referenced in footnote #4 above) which is $3,222,567 (compared with $2,274,457 under option B), based on 2008 amounts of: $330,000 for salary, $232,650 for bonus, $411,602 for the income on exercised stock options, $83,864 for performance shares paid out, $3,159 for income on Employee Stock Purchase Plan shares exercised, $2,995 for auto, $9,920 for dividends on restricted shares and options and $2,098 for universal life and $1,494 for disability coverage.

21.
Under his CIC Agreement, Mr. Raven is entitled to a tax gross-up payment equal to the excise tax that would be applicable on “excess parachute payments” due to the change in control (which includes an amount equal to the gross-up payment) plus federal and state income taxes on the gross-up payment.  This gross-up payment is determined by first adding together the present value of the additional SERP benefit due to change in control ($946,143, which is equal to $975,167 - $29,024 as shown in the table), the present value of the Health & Welfare benefits ($50,759), the value of the accelerated Stock Options ($214,365), the value of the accelerated Restricted Stock ($452,952) and the severance compensation ($3,222,567).  This total of $4,886,786 is then reduced by the base amount of $477,689 (the average of actual compensation paid to Mr. Raven during the 2003 – 2007 fiscal years).  The resulting amount of $4,409,097 is then grossed-up by $2,402,777 to reimburse Mr. Raven for the 20% excise tax that will be required for the excess parachute payments, pursuant to IRS regulations, and federal and state income taxes on the gross-up payment at the assumed aggregate rate of 43.3%. It is assumed, for this purpose, that independent tax counsel will have opined as to the amount of the excess parachute payments; no opinion of counsel was in fact obtained for purposes of this disclosure.  In addition, no value was assigned to the non-compete and other restrictive covenants that apply to Mr. Raven under his CIC Agreement for purposes of the estimated tax gross-up payment shown.  Such amount may significantly reduce the amount of the gross-up payment due.

22.	Mr. Levy’s accrued unpaid salary as of 12/31/2008 was $11,050, plus accrued unused vacation of $7,650.

23.	Under Mr. Levy’s Employment Agreement, with a termination for Cause he is only entitled to accrued, but unpaid base salary, and no payment of accrued but unused vacation.

24.	As of 12/31/2008, Mr. Levy is entitled to 1 year of salary continuation, at $208,600.

25.
Mr. Levy has a higher benefit using severance formula option (A) (as referenced in footnote #4 above) which is $336,525 (compared with $274,750 under option B, except substituting 1.00 for 2.99), based on 2008 amounts of: $208,600 for salary, $111,765 for bonus, $7,800 for auto, $3,000 for dividends on restricted shares and options and $5,360 for universal life.

In addition to the payments outlined above, pursuant to the Employment Agreements entered into with Messrs. Dietrich, Chewens and Raven, if any of Messrs. Dietrich, Chewens or Raven are terminated “without cause” (as defined in each such respective parties’ Employment Agreement) or if any such executive terminates his employment for “good reason” (as defined in each such respective parties’ Employment Agreement) and if, within 18 months following the termination date, the executive should sell his principal residence, then the executive shall be reimbursed for (i) any shortfall between the net proceeds on the sale of his principal residence and the purchase price plus improvements, including reasonable transaction costs incurred in connection with such purchase and sale, and (ii) an amount necessary to pay all federal, state and local income taxes resulting from any reimbursement.  The foregoing benefit shall also be made available to each of Messrs. Dietrich, Chewens and Raven pursuant to their respective Change in Control Agreements if (a) within 24 months from the date of occurrence of any event constituting a change in control of the Company such executive’s employment with the Company is terminated (i) by the Company for “disability” (as defined therein), (ii) by the Company without “cause” (as defined therein), or (iii) by the executive with “good reason” (as defined therein), or (b) within 12 months from the date of occurrence of any event constituting a change in control of the Company the executive terminates his employment either with or without good reason.

Agreements with Executive Officers

Employment Agreements

We currently have employment agreements with Messrs. Dietrich, Chewens, Raven and Levy. These agreements will terminate upon the earlier to occur of the executive’s death, disability, discharge, resignation, or a date specified in the agreements. This date is currently January 1, 2010 for Mr. Dietrich, and January 1, 2009 for Messrs. Chewens, Raven and Levy.  The agreements for Messrs. Dietrich, Chewens and Raven also provide for automatic one-year extensions occurring annually on each January 1 and Mr. Levy’s agreement provides for an automatic one-year extension occurring annually on each December 31. As of the date of this proxy statement, each of Messrs. Chewens’ and Raven’s agreements have been automatically extended to January 1, 2010 and Levy’s agreement has been automatically extended to December 31, 2009.  Each of these agreements were prepared and/or reviewed by Counsel to the Company.

Upon termination of his respective agreement, Messrs. Dietrich, Chewens, Raven and Levy are each entitled to receive accrued and unpaid salary, accrued rights under our employee plans and arrangements, unpaid expense reimbursements, and the cash equivalent of accrued annual vacation and sick leave.  If the executive’s employment is terminated by us other than for “cause” (as defined in the agreements), or by the executive for “good reason” (as defined in the agreements) the executive will continue to receive his base salary in a manner consistent with our normal payroll practices for a certain period.  For Mr. Dietrich, these payments would be made until the latest of January 1, 2010 or three years after termination of employment.  For Messrs. Chewens and Raven, the payments would continue until the later of the date on which the current employment term expires or two years after termination of employment, and for Mr. Levy, the payments would continue for a period of one year following the termination date.  Messrs. Dietrich, Chewens and Raven will also receive a relocation payment if the executive relocates within 18 months after termination of employment from the Norwich, Binghamton or Scranton area, respectively.  Each executive has also agreed that for one year after the termination of his agreement, he will not directly or indirectly compete with the Company or the Bank. Under the agreements, during the term of their employment, the executives may not disclose confidential information about the Company or its subsidiaries to any other person or entity. If any of the executives are terminated due to a change of control covered by his change in control agreement (discussed later), his severance payments will be determined under that agreement.  The agreements provide that in the event the executive becomes entitled to severance payments under the employment agreement, and if at this time the executive is a key employee with the Company, then the Company will defer commencement of the executive’s severance payments until six months after his employment with the Company ends.

Change in Control Agreements

We currently have change in control agreements with each of Messrs. Dietrich, Chewens, Raven, and Levy.  The agreements provide in general that, if within 24 months from the date of a change in control of the Company or the Bank, as defined in the agreements, their employment is terminated without cause or by the executive with good reason, or if within 12 months of such change in control, the executive resigns, irrespective of the existence of good reason, then: Mr. Levy will be entitled to receive 1.00 times the greater of; and Messrs. Dietrich, Chewens and Raven, will be entitled to receive 2.99 times the greater of (x) the sum of his annualized salary for the calendar year in which the change in control occurs, the maximum target bonus that could have been paid to him for such year if all applicable targets and objectives had been achieved, or if no formal bonus program is in effect, the largest bonus amount paid to him during any of the three preceding calendar years, his income from the exercise of nonqualified stock options during such year and other annualized amounts that constitute taxable income for such year, without consideration for salary reduction amounts that are excludible from taxable income, or (y) his average annual compensation includible in his gross income for federal income tax purposes for the three years immediately preceding the year in which the change in control occurs, including base salary, bonus and ordinary income recognized with respect to stock options and other annualized amounts that constitute taxable income for such year, without reduction for salary reduction amounts that are excludible from taxable income.

Each executive (except for Mr. Levy) will also receive a gross-up payment to compensate for the imposition of any excise taxes under section 4999 of the Internal Revenue Code.  In the case of Mr. Levy, if making the payment to Mr. Levy would trigger the federal excise tax imposed on excess parachute payments, the amounts payable to Mr. Levy will be reduced as necessary to avoid the excise tax. In addition, each executive’s benefit under any SERP shall be fully vested and his benefit thereunder will be determined as if his employment had continued for three additional years (or such lesser period after which the maximum benefit is attained), at an annual compensation equal to the amount determined for purposes of calculating his severance amount.  The agreements provide that in the event the executive becomes entitled to severance payments under the change in control agreement, and if at that time the executive is a key employee with the Company, then the Company will defer commencement of the executive’s severance payments until six months after his employment with the Company ends.

Generally, these agreements provide that a change in control of the Company shall be deemed to have occurred if: (i) a person acquires beneficial ownership of 30% or more of the combined voting power of the Company’s voting securities; (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the board of directors cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or (iii) there shall be consummated (x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which voting securities would be converted into cash, securities, or other property, other than a merger of the Company in which the holders of voting securities immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all of the assets of the Company, provided that any such consolidation, merger, sale, lease, exchange or other transfer consummated at the insistence of an appropriate banking regulatory agency shall not constitute a change in control of the Company; or (iv) the shareholders of the Company approve the Company’s  liquidation or dissolution.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation and Benefits Committee are: William L. Owens (Chair), Patricia T. Civil, William C. Gumble, Michael M. Murphy, Joseph G. Nasser, and Joseph A. Santangelo.  There are no interlocking relationships involving Committee members or named executive officers of the Company, that require disclosure in this Proxy Statement under the Exchange Act or the rules promulgated by the SEC thereunder.

The Bank has made loans to members of the Compensation and Benefits Committee. All such loans were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral where applicable, as those prevailing at the time for comparable transactions with borrowers who are not related to the Bank, and did not involve more than normal risk of collectibility or present other unfavorable features.

Certain Relationships and Related Party Transactions

For a description of loans made to NBT’s directors, executive officers and related persons and entities, see “Compensation Committee Interlocks and Insider Participation.”

The law firm of Stafford, Owens, Curtin & Trombley, PLLC, of which Director William L. Owens is a partner, provided legal services to us in 2008 and the amount paid to this entity was less than the established reporting thresholds.  The accounting firm of Nasser & Co., of which Director Joseph Nasser is a partner, provided services to us in 2008 and the amount paid to this entity was less than the established reporting thresholds.  The towing company Red line Towing Inc., of which Michael Murphy is president and owner, provided services to us in 2008 and the amount paid to this entity was less than the established reporting thresholds.  A contribution was made by NBT to Arkell Hall Foundation Inc., of which Joseph Santangelo is president and Chief Executive Officer.  The contribution was made in the ordinary course of business and the amount paid was less than the established reporting thresholds.  During the period from September 1, 2008 through December 31, 2008, Mang Insurance Agency, LLC, a subsidiary of the Company, received $283,829 in commissions from Preferred Mutual Insurance Company, of which Director Robert Wadsworth was Chairman and Chief Executive Officer.

Policies and Procedures Regarding Transactions with Related Persons

Our Audit and Risk Management Committee Policy Statement and Charter provides written procedures for the review, approval or ratification of certain transactions required to be reported under applicable rules of the Securities and Exchange Commission. Pursuant to the charter, the Audit and Risk Management Committee is responsible for reviewing potential conflict of interest situations and approving, on an ongoing basis, all related party transactions required to be disclosed pursuant to Item 404 of Regulation S-K.

Compensation and Benefits Committee Report

The Compensation and Benefits Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis contained in this Proxy Statement. Based upon this review and discussion, the Committee recommended to the Company’s Board of Directors the inclusion of the Compensation Discussion and Analysis in this Proxy Statement.

Compensation and Benefits Committee
of
NBT Bancorp Inc.

William L. Owens (Chair)
Patricia T. Civil
William C. Gumble
Michael M. Murphy
Joseph G. Nasser
Joseph A. Santangelo

Audit and Risk Management Committee Report

Our Audit and Risk Management Committee is comprised of six directors who are not officers or employees of NBT.  Each of the members of the Audit and Risk Management Committee is an independent director as defined by the SEC rules and Rule 4200(a)(14) of the NASDAQ Stock Market.  The Audit and Risk Management Committee held four meetings during 2008.  The meetings were designed to facilitate and encourage private communication between the Audit and Risk Management Committee, the internal auditors and our independent registered public accounting firm, KPMG LLP.

Our Audit and Risk Management Committee acts under a written charter adopted and approved by our Board, a copy of which is available on the Company’s website at www.nbtbancorp.com/bncp/corporategov.html.  The Audit and Risk Management Committee has performed the procedures specified in the charter regarding the preparation and review of our consolidated financial statements as of and for the year ended December 31, 2008.  Among the procedures performed, the Audit and Risk Management Committee has:

●           Reviewed and discussed the audited consolidated financial statements with NBT Management;

●           Discussed with KPMG LLP, our independent registered public accounting firm, the matters required to be discussed by professional standards; and

●           Received the written disclosures and the letter from KPMG LLP required by relevant professional and regulatory standards and discussed with KPMG LLP its independence.

On the basis of its review as specified in the charter and discussions referred to in this section of the Proxy Statement, the Audit and Risk Management Committee has recommended to our Board that the audited consolidated financial statements be included in our Annual Report Form 10-K for the year ended December 31, 2008 for filing with the SEC.

Audit and Risk Management Committee
of
NBT Bancorp Inc.

Patricia T. Civil (Chair)
Richard Chojnowski
William C. Gumble
John C. Mitchell
Joseph G. Nasser
Robert A. Wadsworth

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Independent Registered Public Accounting Firm

Our Audit and Risk Management Committee has appointed KPMG LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2009.  KPMG LLP has served as our independent registered public accounting firm since 1987.  We expect representatives of KPMG LLP to be present at our annual meeting.  Those representatives will have an opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions.

Although shareholder ratification of the appointment of the Company’s independent registered public accounting firm is not required by our bylaws or otherwise, we are submitting the selection of KPMG LLP to our shareholders for ratification to permit shareholders to participate in this important corporate decision.  If not ratified, the Audit and Risk Management Committee will reconsider the selection.

The Board of Directors unanimously recommends that the shareholders vote “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm.

Audit Fees and Non-Audit Fees

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of NBT’s annual consolidated financial statements and the effectiveness of internal control over financial reporting for the fiscal years ended December 31, 2008 and 2007, and fees billed for other services provided by KPMG LLP.  Prior to any new engagement representing a permissible audit or non-audit activity, approval of the Audit and Risk Management Committee is required.

	2008	2007
Audit Fees (1)	$664,000	$661,500
Audit Related Fees (2)	$38,000	$35,000
Tax Fees (3)	$86,966	$81,885
All other fees (4)	$98,705	$0
Total Fees	$887,671	$778,385

(1)
Audit Fees consist of fees billed for professional services rendered for the audit of NBT’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by KPMG LLP in connection with statutory and regulatory fillings or engagements.  Audit Fees also include activities related to internal control reporting under Section 404 of the Sarbanes-Oxley Act.

(2)
Audit Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of NBT’s consolidated financial statements and are not reported under “Audit Fees.”  This category includes fees for employee benefit plan audits.

(3)	Tax Fees consist of fees billed for professional services rendered for preparation and review of tax returns, examination assistance and other tax compliance work.

(4)
All other fees consist of fees billed for services not included in Audit Fees, Audit Related Fees or Tax Fees.  Included in All other fees in 2008 were services provided in conjunction with due diligence associated with the Mang Insurance Agency, LLC acquisition.

Audit and Risk Management Committee Review

Our Audit and Risk Management Committee concluded that KPMG LLP’s provision of the non-audit services summarized in the preceding section is compatible with maintaining KPMG LLP’s independence.

Audit and Risk Management Committee Pre-Approval Requirements

The Audit and Risk Management Committee has adopted a policy regarding the pre-approval of audit and permitted non-audit services to be performed by KPMG LLP.  Annually, the Audit and Risk Management Committee will consider and approve the provision of audit and non-audit services by KPMG LLP that are not prohibited by law. In addition, the Audit and Risk Management Committee will, as necessary, consider and approve the provision of additional audit and non-audit services by KPMG LLP which are not encompassed by the Audit and Risk Management Committee’s annual pre-approval.  All audit and non-audit services performed by KPMG LLP during fiscal 2008 were pre-approved pursuant to the procedures outlined above, and none of the engagements pre-approved by the Committee during 2008 made use of the de minimis exception to pre-approval contained in the applicable rules of the SEC.

PROPOSAL 4

SHAREHOLDER PROPOSAL CONCERNING THE ANNUAL ELECTION OF DIRECTORS

Gerald R. Armstrong, a shareholder of NBT who represented that he holds 543.948 shares, whose address is 910 Sixteenth Street, No. 412, Denver, Colorado 80202-2917, has notified the Company that he intends to present the following resolution at the Annual Meeting.  The Board and the Company accept no responsibility for the proposed resolution and supporting statement.

As discussed below under “Response of the Board” the Board of Directors unanimously recommends a vote AGAINST this shareholder proposal.  As required by federal regulations, the following are the proponent’s proposal and supporting statement:

Shareholder Proposal  That the shareholders of NBT request its Board to take the steps necessary to eliminate classification of terms of the Board to require that all directors stand for election annually.  The Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously elected directors.

Shareholder’s Supporting Statement The proponent believes the election of directors is the strongest way that shareholders influence the directors of any corporation.  Currently, our Board of Directors is divided into three classes with each class serving three-year terms.  Because of this structure, shareholders may only vote for one-third of the directors each year.  This is not in the best interests of shareholders because it reduces accountability.

Xcel Energy Inc., Devon Energy Corporation, ConocoPhillips, ONEOK, Inc., CenterPoint Energy, Inc., Hess Corporation have adopted this practice and it has been approved by shareholders at CH Energy Group, Inc., Central Vermont Public Service Corporation, Black Hills Corporation, Spectra Energy Corp., and several others, upon presentation of a similar resolution by the proponent during 2008.  The proponent is a professional investor who has studied this issue carefully.

The performance of our management and our Board of Directors is now being more strongly tested due to economic conditions and the accountability for performance must be given to the shareholders whose capital has been entrusted in the form of share investments.

A study by researchers at Harvard Business School and the University of Pennsylvania’s Wharton School titled “Corporate Governance and Equity Prices” (Quarterly Journal of Economics, February, 2003), looked at the relationship between corporate governance practices (including classified boards) and firm performance.  The study found a significant positive link between governance practices favoring shareholders (such as annual directors election) and firm value.

While management may argue that directors need and deserve continuity, management should become aware that continuity and tenure may be best assured when their performance as directors is exemplary and is deemed beneficial to the best interests of the corporation and its shareholders.

The proponent regards as unfounded the concern expressed by some that annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by shareholders.  In the unlikely event that shareholders do vote to replace all directors, such a decision would express dissatisfaction with the incumbent directors and reflect the need for change.

If you agree that shareholders may benefit from greater accountability afforded by annual election of all directors, please vote “FOR” this proposal.

Response of the Board of Directors

The Board believes that this shareholder proposal seeking to declassify the Board and to have annual elections of each director would not be in the best interests of the Company and its shareholders. The Board unanimously recommends that you vote AGAINST this proposal.

The Company’s current classified board structure has been in place since it was approved by the shareholders in 1986.  The Board is divided into three classes, with directors elected to staggered three-year terms. Under this system, approximately one-third of the directors stand for election each year, and the entire Board can be replaced in the course of three Annual Meetings, all held within approximately two years.  In addition, the Company’s bylaws require that its shareholders annually designate, at the annual meeting and prior to the election of directors, the number of directors serving on the Board, ranging from five to 25 directors.  This requirement gives the Company’s shareholders an additional measure of control over the Board not enjoyed by shareholders of most public companies with classified boards.

The Board believes that an active, professional board benefits in many ways from classifying its directors. These benefits include increased stability, improved long-term planning, enhanced independence, and a superior ability to protect shareholder value in a potential takeover.

Increased Stability

Three-year staggered terms are designed to provide stability and to ensure that, at any given time, a majority of the Company’s directors have prior experience as directors of the Company and a solid knowledge of the Company’s business and strategy. The Board believes that directors who have experience with the Company and knowledge about its business and affairs are a valuable resource and are better positioned to make fundamental decisions that are in the best interests of the Company and its shareholders.

In addition, because a classified board produces more orderly change in the composition of the Board and in the policies and strategies of the Company, the Company is better equipped to attract and retain prominent and well-qualified directors who are willing and able to commit the time and resources required to understand fully the Company and its operations.  The Board also believes that agreeing to serve a three-year term demonstrates a nominee’s commitment to the Company over the long-term.  Given the current corporate governance climate, in which many qualified individuals are increasingly reluctant to serve on public boards, the Company could also be placed at a competitive disadvantage in recruiting qualified director candidates if service could potentially be limited to a one-year period.

Improved Long-Term Planning

The Board believes that electing its directors to staggered three-year terms enhances the Company’s ability to engage in long-term strategic planning, without diminishing the directors’ accountability to shareholders.  Directors elected to three-year terms are required to uphold the same fiduciary duties to the Company and its shareholders as Directors elected annually.  In the Board’s view, the annual election of approximately one third of the directors provides shareholders with an orderly means to effect change and to communicate their views on the performance of the Company, its management and its directors.

Enhanced Independence

The Board is currently comprised entirely of independent directors other than the Chief Executive Officer.  The Board believes that electing directors to three-year terms, rather than one-year terms, enhances the independence of non-employee directors by providing them with a longer assured term of office, thereby insulating them from pressures from management or from special interest groups who might have an agenda contrary to the long-term interests of all shareholders.  The Company’s current classified Board structure permits its directors to act independently and on behalf of shareholders without worrying whether they will be re-nominated by the other members of the Board each year.  The freedom to focus on the long-term interests of the Company instead of on the re-nomination process leads to greater independence and better governance.

Superior Ability to Protect Shareholder Value in a Potential Takeover

A classified structure enhances the Board’s ability to negotiate the best results for shareholders in a potential takeover situation.  The Board believes that a classified structure encourages a person seeking to obtain control of the Company to offer and negotiate a full and fair price.  At least two Annual Meetings will be required to effect a change in control of the Board. This gives the incumbent directors additional time and leverage to evaluate the adequacy and fairness of any takeover proposal, negotiate on behalf of all shareholders and weigh alternative methods of enhancing shareholder value.

It is important to note, however, that although the classified structure is intended to cause a person seeking to obtain control of the Company to negotiate, the existence of a classified board will not, in fact, prevent a person from acquiring control of a board or accomplishing a hostile acquisition.  Instead, the classified structure merely gives the Board additional leverage in its negotiations with a potential acquirer, allowing it to enhance shareholder value in any potential change in control situation.  In any potential takeover, the directors are required to act in the best interests of shareholders and the Company, in accordance with their ongoing fiduciary duties under Delaware law.

Actions of Other Companies

The proponent lists several companies that now elect directors annually because of his efforts.  Each of those companies made the decision to conduct annual director elections in light of its own particular financial and market circumstances.  The Board does not believe that the fact that certain other companies have taken steps to remove their classified boards is a persuasive reason for the Company to undertake the same initiative.  None of the cited companies requires shareholders to annually set the size of the board.

Study Cited By Proponent

The proponent’s reference to a “positive link” between annual election of directors and firm value is misleading. The study published in 2003 that is cited by the proponent did not conclude that companies with classified boards had lower firm performances, as the proponent implies.  Instead, the authors of the study established a score for companies based on 24 different corporate governance provisions.  The authors then analyzed that score in relation to a performance measure called Tobin’s Q.  The authors do not suggest that a causal relationship could be found between value and any one of the 24 provisions, much less a special correlation between annual election of directors and “firm value.”

In addition, “firm value” as used in the 2003 study cited by the proponent is only one measure of firm performance.  A 2004 study on “Corporate Governance and Firm Performance” by researchers at Georgia State University, published on the RiskMetrics Group (ISS) website, found a negative relationship between companies that elect directors annually and performance.  The 2004 study suggested that companies with staggered boards have higher profit margins, higher dividend yields and higher share repurchases.

Effect of the Proposal

Passage of the shareholder proposal would not automatically eliminate the classified board structure. Further action would be required to amend the Company’s certificate of incorporation and bylaws to effect this change.  While the Board would consider proposing such an amendment, it would do so, consistent with its fiduciary duties, only if it believes such an amendment to be in the best interests of the Company and all of its shareholders. Under the certificate of incorporation, the affirmative vote of the holders of 80% of the Company’s common stock having voting power with respect to such an amendment (excluding shares held by 5% or greater shareholders and their affiliates), would be required for approval.  Under the bylaws, the affirmative vote of the holders of 66 2/3% of the Company’s common stock would be required for approval.

Conclusion

The Board has carefully considered this proposal and the arguments for and against a classified board structure. The Board has concluded that the Company’s classified board structure continues to promote the best interests of the shareholders.

The Board of Directors unanimously recommends a vote AGAINST this shareholder proposal.

OTHER MATTERS

Shareholder Proposals for the 2010 Annual Meeting

Shareholder Proposals for Inclusion in Next Year’s Proxy Statement

Shareholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act for inclusion in our proxy statement for the 2010 annual meeting of shareholders must be received by NBT by December 1, 2009.  Each proposal must comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the Proxy Statement and form of proxy.  SEC rules set forth standards as to what shareholder proposals corporations must include in a proxy statement for an annual meeting.

Other Shareholder Proposals for Presentation at Next Year’s Annual Meeting

The Company’s Bylaws establish an advance notice procedure with regard to any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2010 annual meeting.  Written notice of such shareholder proposal for the next annual meeting of our shareholders must be received by our President at our principal executive offices not later than March 6, 2010 and must not have been received earlier than February 4, 2010 in order to be considered timely, and must contain specified information concerning the matters proposed to be brought before such meeting and concerning the shareholder proposing such matter.  If a shareholder fails to meet these deadlines and fails to satisfy the requirements of Rule 14a-4 under the Exchange Act, the Company may exercise discretionary voting authority under proxies it solicits to vote on any such proposal as it determines appropriate.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and executive officers must, under Section 16(a) of the Exchange Act, file certain reports of their initial ownership of our common stock and of changes in beneficial ownership of our securities.  Based solely on a review of reports submitted to NBT, or written representations from reporting persons that all reportable transactions were reported, the Company believes that during the fiscal year ended December 31, 2008 all Section 16(a) filing requirements applicable to NBT’s officers and directors were complied with on a timely basis.

Important Notice Regarding Delivery of Shareholder Documents

Only one copy of this Proxy Statement and the Company’s 2008 Annual Report may be sent to an address shared by more than one shareholder.  This practice, known as “householding,” is designed to reduce the Company’s printing and mailing costs.  If any shareholder residing at such an address wishes to receive a separate copy of this Proxy Statement or the Company’s 2008 Annual Report, he or she may contact the Company’s Shareholder Relations Department at NBT Bancorp Inc., 20 Mohawk Street, Canajoharie, New York 13317, or by telephone at (800) 628-2265, option 7.  Any such shareholder may also contact the Shareholder Relations Department using the above contact information if he or she would like to receive separate Proxy Statements and Annual Reports in the future.  If you are receiving multiple copies of Proxy Statements and Annual Reports, you may request householding in the future by contacting the Shareholder Relations Department using the above contact information.

Other Matters

As of the date of this Proxy Statement, our Board knows of no matters that will be presented for consideration at our meeting other than as described in this proxy statement.  If any other matters should properly come before our meeting and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies to vote the shares represented by those proxies as to those matters.  The persons named as proxies intend to vote in accordance with the determination of the majority vote of our Board.

NBT BANCORP INC 52 SOUTH BROAD STREET P.O. BOX 351 NORWICH, NY 13815
THE DEADLINE FOR TELEPHONE AND INTERNET VOTING IS 11:59 P.M. ON MAY 4, 2009.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by NBT Bancorp Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to NBT Bancorp Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	NBTBC1 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NBT BANCORP INC.
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Vote On Directors		For All	Withhold All	For All Except
2.	To elect the four director nominees listed below (Proposal 2):	☐	☐	☐
Nominees:
01) Martin A. Dietrich
02) John C. Mitchell
03) Joseph G. Nasser
04) Michael M. Murphy

Vote On Proposals
						For	Against	Abstain
1.	To fix the number of directors at eleven (Proposal 1).					☐	☐	☐

3.	To ratify the appointment of KPMG LLP as NBT's independent registered public accounting firm for the year ending December 31, 2009 (Proposal 3).					☐	☐	☐

4.	To approve and adopt the shareholder proposal concerning the annual election of Directors (Proposal 4).					☐	☐	☐

5.	The proxies are authorized to vote in accordance with the majority vote of NBT's Board, upon such other business that may properly come before the meeting.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

		Yes	No
Please indicate if you plan to attend this meeting.		☐	☐

Please sign here exactly as name(s) appear(s) on the right. When signing as attorney, executor, administrator, trustee, guardian, or in any other fiduciary capacity, give full title. If more than one person acts as trustee, all should sign. All joint owners must sign.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

You can view the Proxy Statement, along with NBT's Annual Report on Form 10-K for the fiscal year ended
December 31, 2008 and NBT's 2008 Annual Report on the Internet by accessing NBT's website at
www.nbtbancorp.com/bncp/proxy.html.

NBTBC2

NBT BANCORP INC.

Proxy Solicited on Behalf of the Board of Directors

The undersigned shareholder hereby appoints J. Carl Barbic and John Daly and either of them, with full power of substitution, proxies to represent the undersigned shareholder at the Annual Meeting of Shareholders of NBT Bancorp Inc. ("NBT") to be held at the Binghamton Holiday Inn Arena at 2-8 Hawley Street, Binghamton, NY 13901 on May 5, 2009 at 10:00 a.m. local time, or at any adjournment or postponement of the meeting, with all power which the undersigned shareholder would possess if personally present, and to vote all shares of NBT's common stock which the undersigned shareholder may be entitled to vote at the meeting upon the proposals listed on the reverse side, and as more fully described in the accompanying proxy statement, in accordance with the instructions designated on the reverse side and, in accordance with the majority vote of NBT's Board, upon any other matters that may properly come before the meeting. This proxy, when properly executed, will be voted as directed by the undersigned shareholder. If no direction is indicated, a properly executed proxy will be voted FOR Proposal 1, FOR all director nominees, FOR Proposal 3 and AGAINST Proposal 4. The undersigned shareholder hereby revokes any proxy or proxies heretofore given.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)